EXHIBIT 99.2

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Newell Rubbermaid Inc.

We have audited the accompanying consolidated balance sheets of Newell Rubbermaid Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the Index at Item 9.01(d), Exhibit 99.3. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Newell Rubbermaid Inc. and subsidiaries at December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Newell Rubbermaid Inc.'s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 29, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 29, 2012,
except for Notes 1-Description of Business, 4, 7, 19, and 21, as to which the date is
June 11, 2012

NEWELL RUBBERMAID INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in millions, except per share data)

Year Ended December 31,	2011	2010	2009
Net sales	$5,864.6	$5,658.2	$5,483.4
Cost of products sold	3,659.4	3,509.5	3,453.3
Gross margin	2,205.2	2,148.7	2,030.1
Selling, general and administrative expenses	1,515.3	1,447.8	1,354.8
Impairment charges	382.6	—	—
Restructuring costs	50.1	77.4	100.0
Operating income	257.2	623.5	575.3
Nonoperating expenses:
Interest expense, net of interest income of $2.2, $3.5 and $6.3 in 2011, 2010 and 2009, respectively	86.2	118.4	140.0
Losses related to extinguishments of debt	4.8	218.6	4.7
Other expense (income), net	13.7	(7.3)	2.0
Net nonoperating expenses	104.7	329.7	146.7
Income before income taxes	152.5	293.8	428.6
Income tax expense	17.9	5.6	142.8
Income from continuing operations	134.6	288.2	285.8
(Loss) income from discontinued operations, net of tax	(9.4)	4.6	(0.3)
Net income	$125.2	$292.8	$285.5
Weighted-average shares outstanding:
Basic	293.6	282.4	280.8
Diluted	296.2	305.4	294.4
Earnings per share:
Basic:
Income from continuing operations	$0.46	$1.02	$1.02
(Loss) income from discontinued operations	(0.03)	0.02	—
Net income	$0.43	$1.04	$1.02
Diluted:
Income from continuing operations	$0.45	$0.94	$0.97
(Loss) income from discontinued operations	(0.03)	0.02	—
Net income	$0.42	$0.96	$0.97
Dividends per share	$0.29	$0.20	$0.26

See Notes to Consolidated Financial Statements.

NEWELL RUBBERMAID INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in millions, except par values)

December 31,	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$170.2	$139.6
Accounts receivable, net of allowances of $36.0 for 2011 and $43.0 for 2010	1,002.0	997.9
Inventories, net	699.9	701.6
Deferred income taxes	130.7	179.2
Prepaid expenses and other	145.2	113.7
Total Current Assets	2,148.0	2,132.0
Property, plant and equipment, net	551.4	529.3
Goodwill	2,366.0	2,749.5
Other intangible assets, net	666.1	648.3
Deferred income taxes	120.2	38.6
Other assets	309.2	307.6
Total Assets	$6,160.9	$6,405.3
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$468.5	$472.5
Accrued compensation	131.4	190.2
Other accrued liabilities	693.5	698.2
Short-term debt	103.6	135.0
Current portion of long-term debt	263.9	170.0
Total Current Liabilities	1,660.9	1,665.9
Long-term debt	1,809.3	2,063.9
Other noncurrent liabilities	838.1	770.0
Stockholders’ Equity:
Preferred stock, authorized shares, 10.0 at $1.00 par value	—	—
None issued and outstanding
Common stock, authorized shares, 800.0 at $1.00 par value	305.3	307.2
Outstanding shares, before treasury:
2011 – 305.3
2010 – 307.2
Treasury stock, at cost:	(432.8)	(425.7)
Shares held:
2011 – 17.0
2010 – 16.7
Additional paid-in capital	586.3	568.2
Retained earnings	2,097.3	2,057.3
Accumulated other comprehensive loss	(707.0)	(605.0)
Stockholders’ Equity Attributable to Parent	1,849.1	1,902.0
Stockholders’ Equity Attributable to Noncontrolling Interests	3.5	3.5
Total Stockholders’ Equity	1,852.6	1,905.5
Total Liabilities and Stockholders’ Equity	$6,160.9	$6,405.3
See Notes to Consolidated Financial Statements.

NEWELL RUBBERMAID INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in millions)

Year Ended December 31,	2011	2010	2009
Operating Activities:
Net income	$125.2	$292.8	$285.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	161.6	172.3	175.1
Impairment charges	382.6	—	—
Loss on disposal of discontinued operations	13.9	—	—
Losses related to extinguishments of debt	4.8	218.6	4.7
Deferred income taxes	(4.8)	(6.1)	14.9
Non-cash restructuring costs	7.0	6.3	32.4
Stock-based compensation expense	43.0	36.5	35.1
Other, net	11.7	21.9	16.4
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(17.6)	(103.6)	98.0
Inventories	(21.5)	(14.5)	243.1
Accounts payable	3.3	39.1	(103.6)
Accrued liabilities and other	(147.9)	(80.7)	(198.8)
Net Cash Provided by Operating Activities	561.3	582.6	602.8

Investing Activities:
Acquisitions and acquisition-related activity	(20.0)	(1.5)	(13.7)
Capital expenditures	(222.9)	(164.7)	(153.3)
Proceeds from sales of businesses and other noncurrent assets	44.3	16.8	17.6
Other	(7.8)	(4.0)	—
Net Cash Used in Investing Activities	(206.4)	(153.4)	(149.4)

Financing Activities:
Short-term borrowings, net	(34.4)	133.6	192.5
Proceeds from issuance of debt, net of debt issuance costs	3.3	547.3	634.8
Proceeds from issuance of warrants	—	—	32.7
Purchase of call options	—	—	(69.0)
Payments for settlement of warrants	—	(298.4)	—
Proceeds from settlement of call options	—	369.5	—
Repurchase of shares of common stock	(46.1)	(500.1)	—
Payments on and for the settlement of notes payable and debt	(151.0)	(710.8)	(1,113.0)
Cash consideration paid for exchange of convertible notes (1)	(3.1)	(53.0)	—
Cash dividends	(84.9)	(55.4)	(71.4)
Purchases of noncontrolling interests in consolidated subsidiaries	—	—	(29.2)
Other, net	(8.4)	(4.6)	(4.4)
Net Cash Used in Financing Activities	(324.6)	(571.9)	(427.0)

Currency rate effect on cash and cash equivalents	0.3	4.0	(23.5)
Increase (Decrease) in Cash and Cash Equivalents	30.6	(138.7)	2.9
Cash and Cash Equivalents at Beginning of Year	139.6	278.3	275.4
Cash and Cash Equivalents at End of Year	$170.2	$139.6	$278.3
Supplemental cash flow disclosures — cash paid during the year for:
Income taxes, net of refunds	$36.6	$80.0	$111.7
Interest	$89.1	$109.4	$120.6
(1) Consideration provided in connection with the convertible note exchanges in March 2011 and September 2010 consisted of cash as well as issuance of shares of the Company’s common stock, which issuance is not included in the Consolidated Statements of Cash Flows for 2011 and 2010. See Footnote 9 of the Notes to Consolidated Financial Statements for further information.
See Notes to Consolidated Financial Statements.

NEWELL RUBBERMAID INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
(Amounts in millions)

	Common Stock	Treasury Stock	Additional Paid- In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Stockholders’ Equity Attributable to Parent	Non-controlling Interests	Total Stockholders’ Equity
Balance at December 31, 2008	$293.1	$(418.0)	$606.7	$1,606.6	$(502.4)	$1,586.0	$2.6	$1,588.6
Net income	—	—	—	285.5	—	285.5	—	285.5
Foreign currency translation, including $10.2 of tax benefits	—	—	—	—	75.9	75.9	—	75.9
Unrecognized pension and other postretirement costs, net of $17.4 of tax benefits	—	—	—	—	(109.3)	(109.3)	—	(109.3)
Loss on derivative instruments, including $46.3 of tax expense	—	—	—	—	(49.4)	(49.4)	—	(49.4)
Total comprehensive income						$202.7	$—	$202.7
Cash dividends on common stock	—	—	—	(71.4)	—	(71.4)	—	(71.4)
Cash dividends for noncontrolling interests	—	—	—	—	—	—	(1.9)	(1.9)
Stock-based compensation and other	0.9	(2.6)	34.7	—	—	33.0	3.5	36.5
Purchase of call options, net of tax	—	—	(43.0)	—	—	(43.0)	—	(43.0)
Issuance and sale of warrants	—	—	32.7	—	—	32.7	—	32.7
Discount on convertible notes, net of issuance costs and tax	—	—	41.0	—	—	41.0	—	41.0
Purchase of noncontrolling interests	—	—	(2.3)	—	—	(2.3)	(0.7)	(3.0)
Balance at December 31, 2009	$294.0	$(420.6)	$669.8	$1,820.7	$(585.2)	$1,778.7	$3.5	$1,782.2
Net income	—	—	—	292.8	—	292.8	—	292.8
Foreign currency translation	—	—	—	—	(13.1)	(13.1)	—	(13.1)
Unrecognized pension and other postretirement costs, net of $30.3 of tax benefits	—	—	—	—	(7.0)	(7.0)	—	(7.0)
Gain on derivative instruments, net of $0 tax	—	—	—	—	0.3	0.3	—	0.3
Total comprehensive income						$273.0	$—	$273.0
Cash dividends on common stock	—	—	—	(55.4)	—	(55.4)	—	(55.4)
Stock-based compensation and other	1.3	(5.1)	35.7	(0.8)	—	31.1	—	31.1
Settlement of call options	—	—	369.5	—	—	369.5	—	369.5
Settlement of warrants	—	—	(298.4)	—	—	(298.4)	—	(298.4)
Common stock issued for convertible notes exchange	37.7	—	600.3	—	—	638.0	—	638.0
Retirement of common stock purchased under the ASB	(25.8)	—	(474.3)	—	—	(500.1)	—	(500.1)
Extinguishment of equity component of convertible notes	—	—	(334.4)	—	—	(334.4)	—	(334.4)
Balance at December 31, 2010	$307.2	$(425.7)	$568.2	$2,057.3	$(605.0)	$1,902.0	$3.5	$1,905.5
Net income	—	—	—	125.2	—	125.2	—	125.2
Foreign currency translation	—	—	—	—	(27.7)	(27.7)	—	(27.7)
Unrecognized pension and other postretirement costs, net of $36.5 of tax benefits	—	—	—	—	(75.9)	(75.9)	—	(75.9)
Gain on derivative instruments, net of $1.0 of tax expense	—	—	—	—	1.6	1.6	—	1.6
Total comprehensive income						$23.2	$—	$23.2
Cash dividends on common stock	—	—	—	(84.9)	—	(84.9)	—	(84.9)
Stock-based compensation and other	1.2	(7.1)	42.2	(0.3)	—	36.0	—	36.0
Common stock issued for convertible notes exchange	2.3	—	42.4	—	—	44.7	—	44.7
Retirement of common stock purchased under the ASB	(2.0)	—	2.0	—	—	—	—	—
Retirement of common stock purchased under the 2011 SRP	(3.4)	—	(42.7)	—	—	(46.1)	—	(46.1)
Extinguishment of equity component of convertible notes	—	—	(25.8)	—	—	(25.8)	—	(25.8)
Balance at December 31, 2011	$305.3	$(432.8)	$586.3	$2,097.3	$(707.0)	$1,849.1	$3.5	$1,852.6
See Notes to Consolidated Financial Statements.

NEWELL RUBBERMAID INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOOTNOTE 1
Description of Business and Significant Accounting Policies
Description of Business
Newell Rubbermaid (the “Company”) is a global marketer of consumer and commercial products that touch the lives of people where they work, live and play. The Company’s products are marketed under a strong portfolio of brands, including Rubbermaid®, Graco®, Aprica®, Levolor®, Calphalon®, Goody®, Sharpie®, Paper Mate®, Dymo®, Parker®, Waterman®, Irwin® and Lenox®. The Company’s multi-product offering consists of well-known, name-brand consumer and commercial products in three reportable segments: Newell Consumer, Newell Professional and Baby & Parenting.
Principles of Consolidation
The Consolidated Financial Statements include the accounts of the Company, its majority owned subsidiaries and variable interest entities where the Company is the primary beneficiary, after elimination of intercompany transactions.
Use of Estimates
The preparation of these consolidated financial statements requires the use of certain estimates by management in determining the Company’s assets, liabilities, revenues and expenses, and related disclosures. Actual results could differ from those estimates.
Reclassifications
Certain 2010 and 2009 amounts have been reclassified to conform to the 2011 presentation.
Concentration of Credit Risk
The Company sells products to customers in diversified industries and geographic regions and, therefore, has no significant concentrations of credit risk. The Company continuously evaluates the creditworthiness of its customers and generally does not require collateral.
The Company evaluates the collectibility of accounts receivable based on a combination of factors. When aware of a specific customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position, the Company records a specific reserve for bad debt to reduce the related receivable to the amount the Company reasonably believes is collectible. The Company also records reserves for bad debt for all other customers based on a variety of factors, including the length of time the receivables are past due and historical collection experience. Accounts are also reviewed for potential write-off on a case-by-case basis. Accounts deemed uncollectible are written off, net of expected recoveries. If circumstances related to specific customers change, the Company’s estimates of the recoverability of receivables could be further adjusted.
The Company’s forward exchange and option contracts do not subject the Company to risk due to foreign exchange rate movement, because gains and losses on these instruments generally offset gains and losses on the assets, liabilities, and other transactions being hedged. The Company is exposed to credit-related losses in the event of non-performance by counterparties to certain derivative financial instruments. The Company does not obtain collateral or other security to support derivative financial instruments subject to credit risk, but monitors the credit standing of the counterparties.
The credit exposure that results from commodity, interest rate, foreign exchange and other derivatives is the fair value of contracts with a positive fair value as of the reporting date. The credit exposure on the Company’s interest rate and foreign currency derivatives at December 31, 2011 was $35.8 million and $2.4 million, respectively.
Sales Recognition
Sales of merchandise and freight billed to customers are recognized when title passes and all substantial risks of ownership change, which generally occurs either upon shipment or upon delivery based upon contractual terms. Sales are net of provisions for cash discounts, returns, customer discounts (such as volume or trade discounts), cooperative advertising and other sales-related discounts.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and highly liquid investments that have a maturity of three months or less when purchased.

Inventories
Inventories are stated at the lower of cost or market value using the last-in, first-out (LIFO) or first-in, first-out (FIFO) methods (see Footnote 5 for additional information). The Company reduces its inventory value for estimated obsolete and slow-moving inventory in an amount equal to the difference between the cost of inventory and the net realizable value based upon estimates about future demand and market conditions. As of December 31, 2011 and 2010, the Company’s reserves for excess and obsolete inventory and shrink reserves totaled $59.3 million and $70.7 million, respectively. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are expensed as incurred. Depreciation expense is calculated principally on the straight-line basis. Useful lives determined by the Company are as follows: buildings and improvements (20-40 years) and machinery and equipment (3-12 years).
Goodwill and Other Indefinite-Lived Intangible Assets
The Company conducts its annual test for impairment of goodwill and indefinite-lived intangible assets in the third quarter because it coincides with its annual strategic planning process.
The Company evaluates goodwill for impairment annually at the reporting unit level, which is one level below the operating segment level. The Company also tests for impairment if events and circumstances indicate that it is more likely than not that the fair value of a reporting unit is below its carrying amount. If the carrying amount of the reporting unit is greater than the fair value, impairment may be present. The Company assesses the fair value of each reporting unit for its goodwill impairment test based on a discounted cash flow model, an earnings multiple or an actual sales offer received from a prospective buyer, if available. Estimates critical to the Company’s fair value estimates using earnings multiples include the projected financial performance of the reporting unit and the applicable earnings multiple. Estimates critical to the Company’s fair value estimates under the discounted cash flow model include the discount rate, projected average revenue growth, projected long-term growth rates in the determination of terminal values and product costs.
The Company measures the amount of any goodwill impairment based upon the estimated fair value of the underlying assets and liabilities of the reporting unit, including any unrecognized intangible assets, and estimates the implied fair value of goodwill. An impairment charge is recognized to the extent the recorded goodwill exceeds the implied fair value of goodwill.
The Company also evaluates indefinite-lived intangible assets (primarily trademarks and trade names) for impairment annually. The Company also tests for impairment if events and circumstances indicate that it is more likely than not that the fair value of an indefinite-lived intangible asset is below its carrying amount. Estimates critical to the Company’s evaluation of indefinite-lived intangible assets for impairment include the discount rate, royalty rates used in its evaluation of trade names, projected average revenue growth and projected long-term growth rates in the determination of terminal values. An impairment charge is recorded if the carrying amount of an indefinite-lived intangible asset exceeds the estimated fair value on the measurement date.
See Footnote 7 for additional detail on goodwill and other intangible assets.
Other Long-Lived Assets
The Company tests its other long-lived assets for impairment in accordance with relevant authoritative guidance. The Company evaluates if impairment indicators related to its property, plant and equipment and other long-lived assets are present. These impairment indicators may include a significant decrease in the market price of a long-lived asset or asset group, a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition, or a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group. If impairment indicators are present, the Company estimates the future cash flows for the asset or group of assets. The sum of the undiscounted future cash flows attributable to the asset or group of assets is compared to their carrying amount. The cash flows are estimated utilizing various projections of revenues and expenses, working capital and proceeds from asset disposals on a basis consistent with the strategic plan. If the carrying amount exceeds the sum of the undiscounted future cash flows, the Company determines the assets’ fair value by discounting the future cash flows using a discount rate required for a similar investment of like risk and records an impairment charge as the difference between the fair value and the carrying value of the asset group. Generally, the Company performs its testing of the asset group at the product-line level, as this is the lowest level for which identifiable cash flows are available.

Shipping and Handling Costs
The Company records shipping and handling costs as a component of cost of products sold.

Product Liability Reserves
The Company has a self-insurance program for product liability that includes reserves for self-retained losses and certain excess and aggregate risk transfer insurance. The Company uses historical loss experience combined with actuarial evaluation methods, review of significant individual files and the application of risk transfer programs in determining required product liability reserves. The Company’s actuarial evaluation methods take into account claims incurred but not reported when determining the Company’s product liability reserve. While the Company believes that it has adequately reserved for these claims, the ultimate outcome of these matters may exceed the amounts recorded by the Company, and such additional losses may be material to the Company’s Consolidated Financial Statements.
Product Warranties
In the normal course of business, the Company offers warranties for a variety of its products. The specific terms and conditions of the warranties vary depending upon the specific product and markets in which the products were sold. The Company accrues for the estimated cost of product warranty at the time of sale based on historical experience.
Advertising Costs
The Company expenses advertising costs as incurred. Cooperative advertising with customers is recorded in the Consolidated Financial Statements as a reduction of net sales and totaled $120.9 million, $107.6 million and $112.6 million for 2011, 2010 and 2009, respectively. All other advertising costs are recorded in selling, general and administrative expenses and totaled $158.3 million, $152.9 million and $139.8 million in 2011, 2010 and 2009, respectively.
Research and Development Costs
Research and development costs relating to both future and current products are charged to selling, general and administrative expenses as incurred. These costs totaled $130.1 million, $128.8 million and $118.4 million in 2011, 2010 and 2009, respectively.
Derivative Financial Instruments
Derivative financial instruments are generally used to manage certain commodity, interest rate and foreign currency risks. These instruments primarily include interest rate swaps, forward exchange contracts and options. The Company’s forward exchange contracts and options do not subject the Company to exchange rate risk because gains and losses on these instruments generally offset gains and losses on the assets, liabilities, and other transactions being hedged. However, these instruments, when settled, impact the Company’s cash flows from operations to the extent the underlying transaction being hedged is not simultaneously settled due to an extension, a renewal or otherwise.
On the date when the Company enters into a derivative, the derivative is designated as a hedge of the identified exposure. The Company measures effectiveness of its hedging relationships both at hedge inception and on an ongoing basis.
Interest Rate Risk Management
Gains and losses on interest rate swaps designated as cash flow hedges, to the extent that the hedge relationship has been effective, are deferred in other comprehensive income (loss) and recognized in interest expense over the period in which the Company recognizes interest expense on the related debt instrument. Any ineffectiveness on these instruments is immediately recognized in interest expense in the period that the ineffectiveness occurs.
Interest rate swaps designated as fair value hedges include interest rate swaps on long-term debt and forward exchange contracts. The Company records the fair value of interest rate swaps on long-term debt as an asset or liability with a corresponding adjustment to the carrying value of the debt. Any ineffectiveness on these instruments is immediately recognized in interest expense in the period that the ineffectiveness occurs. See Foreign Currency Management below for discussion of forward exchange contracts.
Gains or losses resulting from the early termination of interest rate swaps are deferred as an increase or decrease to the carrying value of the related debt and amortized as an adjustment to the yield of the related debt instrument over the remaining period originally covered by the swap. The cash received or paid relating to the termination of interest rate swaps is included in other as an operating activity in the Consolidated Statements of Cash Flows.

Foreign Currency Management
The Company utilizes forward exchange contracts and options to manage foreign exchange risk related to both known and anticipated intercompany transactions and third-party commercial transaction exposures of approximately one year in duration or less. For instruments designated as cash flow hedges, the effective portion of the changes in fair value of these instruments is reported in other comprehensive income (loss) and reclassified into earnings in the same period or periods in which the hedged transactions affect earnings. Any ineffective portion is immediately recognized in earnings. For instruments designated as fair value hedges, the changes in fair value are reported in earnings, generally offsetting the change in value of the underlying instrument being hedged.
Gains and losses related to qualifying forward exchange contracts, which hedge certain anticipated transactions, are recognized in other comprehensive income (loss) until the underlying transaction occurs.
The fair values of foreign currency hedging instruments are recorded within Prepaid expenses and other and Other accrued liabilities in the Consolidated Balance Sheets based on the maturity of the Company’s forward contracts at December 31, 2011 and 2010. The earnings impact of cash flow hedges relating to forecasted purchases of inventory is generally reported in cost of products sold to match the underlying transaction being hedged. For hedged forecasted transactions, hedge accounting is discontinued if the forecasted transaction is no longer probable of occurring, in which case previously deferred hedging gains or losses would be recorded to earnings immediately.
Foreign Currency Translation
Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the rates of exchange in effect at year-end. The related translation adjustments are made directly to accumulated other comprehensive income (loss). Income and expenses are translated at the average monthly rates of exchange in effect during the year. Gains and losses from foreign currency transactions of these subsidiaries are included in net income (loss). International subsidiaries operating in highly inflationary economies remeasure nonmonetary assets at historical rates, while net monetary assets are remeasured at current rates, with the resulting remeasurement adjustment included in net income (loss) as other expense, net.
The Company designates certain foreign currency denominated, long-term intercompany financing transactions as being of a long-term investment nature and records gains and losses on the transactions arising from changes in exchange rates as translation adjustments.
The Company considers Venezuela a highly inflationary economy. Accounting standards require the functional currency of foreign operations operating in highly inflationary economies to be the same as the reporting currency of the Company. Accordingly, the functional currency of the Company’s Venezuelan operations is the U.S. Dollar. The Company’s Venezuelan operations had $43.2 million of net monetary assets denominated in Bolivar Fuertes as of December 31, 2011, which are subject to changes in value based on changes in the Transaction System for Foreign Currency Denominated Securities (“SITME”) rate. Foreign currency exchange through the SITME is allowed within a specified band of 4.5 to 5.3 Bolivar Fuerte to U.S. Dollar, but most of the exchanges have been executed at the rate of 5.3 Bolivar Fuerte to U.S. Dollar. During 2011 and 2010, the Company’s Venezuelan operations generated less than 1% of consolidated net sales, and during 2009, the Company's Venezuelan operations generated 1.2% of consolidated net sales.
Income Taxes
The Company accounts for deferred income taxes using the asset and liability approach. Under this approach, deferred income taxes are recognized based on the tax effects of temporary differences between the financial statement and tax bases of assets and liabilities, as measured by current enacted tax rates. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized. No provision is made for the U.S. income taxes on the undistributed earnings of non-U.S. subsidiaries that are considered to be permanently invested.
The Company’s income tax provisions are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. Although the Company believes that the positions taken on previously filed tax returns are reasonable, it has established tax and interest reserves in recognition that various taxing authorities may challenge the positions taken, which could result in additional liabilities for taxes and interest. The Company regularly reviews its deferred tax assets for recoverability considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies.
The authoritative guidance requires application of a “more likely than not” threshold to the recognition and derecognition of tax positions. The Company’s ongoing assessments of the more likely than not outcomes of tax authority examinations and related tax positions require significant judgment and can increase or decrease the Company’s effective tax rate, as well as impact operating results.

Stock-Based Compensation
Stock-based compensation expense is adjusted for estimated forfeitures and is recognized on a straight-line basis over the requisite service period of the award, which is generally three to five years for stock options and one to three years for restricted stock units and performance-based restricted stock units. The Company estimates future forfeiture rates based on its historical experience. See Footnote 15 for additional information.
Recent Accounting Pronouncements
Changes to U.S. GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates (“ASUs”) to the FASB's Accounting Standards Codification. The Company considers the applicability and impact of all ASUs.
In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards.” ASU 2011-04 amends Accounting Standards Codification Topic 820, “Fair Value Measurement and Disclosure.” ASU 2011-04 clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. ASU 2011-04 is effective for annual and interim reporting periods beginning on or after December 15, 2011. The new guidance is to be adopted prospectively, and early adoption is not permitted. The Company does not expect the adoption of ASU 2011-04 to have a material effect on its operating results or financial position.
In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income,” which requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Additionally, ASU 2011-05 eliminates the option to present comprehensive income and its components as part of the statement of stockholders' equity. ASU 2011-05 will be effective for the Company's interim and annual periods beginning after December 15, 2011. The Company does not expect the adoption of ASU 2011-05 to have a material effect on its operating results or financial position.
In September 2011, the FASB issued ASU 2011-08, "Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment," which amends existing guidance by giving an entity the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If this is the case, a more detailed two-step goodwill impairment test will need to be performed which is used to identify potential goodwill impairments and to measure the amount of goodwill impairment losses to be recognized, if any. ASU 2011-08 will be effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company does not expect the adoption of ASU 2011-08 to have a material impact on the Company's financial statements.
Other recently issued ASUs were assessed and determined to be either not applicable or are expected to have a minimal impact on the Company's consolidated financial position and results of operations.

FOOTNOTE 2
Discontinued Operations
On July 1, 2011, the Company sold its hand torch and solder business to an affiliate of Worthington Industries, Inc. ("Worthington") for cash consideration of $51.0 million, $8.0 million of which were held in escrow. If and when the relevant conditions are resolved and the escrow is released, the Company will recognize the $8.0 million held in escrow as income in discontinued operations in the Company's financial statements. The cash consideration paid in connection with the transaction provided for settlement of all claims involving the Company’s litigation with Worthington referenced in Footnote 20. In connection with the sale of the business, the Company transferred net assets with a carrying value of approximately $11.1 million to Worthington, representing property, plant and equipment, certain intangible assets, and net working capital. The Company allocated $35.2 million of the Hardware global business unit's goodwill to the hand torch and solder business on a relative fair value basis as of July 1, 2011, and the $35.2 million of goodwill was written off in connection with the sale. The Company retained approximately $13.0 million of accounts receivable associated with the hand torch and solder business that resulted from sales prior to July 1, 2011.

Pursuant to a Transition Services Agreement between the Company and Worthington, the Company provided certain sales, distribution, information technology, accounting and finance services to Worthington through September 30, 2011.

The following table provides a summary of amounts included in discontinued operations, which primarily relate to the hand torch and solder business (in millions):

	2011	2010	2009
Net sales	$58.8	$101.0	$94.2
Income (loss) from operations, net of income tax expense (benefit) of $2.6, $2.0 and $(0.1) for 2011, 2010 and 2009, respectively	$5.8	$4.6	$(0.3)
Loss on disposal, including income tax expense of $1.3	(15.2)	—	—
(Loss) income from discontinued operations, net of tax	$(9.4)	$4.6	$(0.3)

FOOTNOTE 3
Stockholders’ Equity
In August 2011, the Company announced a $300.0 million three-year share repurchase program (the "SRP"). Under the SRP, the Company may repurchase its own shares of common stock through a combination of a 10b5-1 automatic trading plan, discretionary market purchases or in privately negotiated transactions. The SRP is authorized to run for a period of three years ending in August 2014. During 2011, the Company repurchased 3.4 million shares pursuant to the SRP for $46.1 million, and such shares were immediately retired.
During 2010, the Company executed a series of transactions pursuant to a Capital Structure Optimization Plan (the “Plan”) in order to simplify the Company’s capital structure, lower interest costs and reduce potential future dilution from the convertible notes due 2014 (the “Convertible Notes”) and the associated hedge and warrant transactions (see Footnotes 9 and 10 of the Notes to Consolidated Financial Statements). The Plan included the issuance of $550.0 million of 4.70% senior notes due 2020. The Company used the proceeds from the sale of the notes, cash on hand and short-term borrowings to fund the repurchase of $500.0 million of shares of its common stock through an accelerated stock buyback program; to complete a cash tender offer for any and all of the $300.0 million principal amount of outstanding 10.60% notes due 2019; and to exchange common stock and cash for any and all of the $345.0 million principal amount of outstanding Convertible Notes. In addition, the Plan contemplated the settlement of the convertible note hedge and warrant transactions entered into in connection with the issuance of the Convertible Notes in March 2009.
In connection with the Plan, on August 2, 2010, the Company entered into an accelerated stock buyback program (the “ASB”) with Goldman, Sachs & Co. (“Goldman Sachs”). Under the ASB, on August 10, 2010, the Company paid Goldman Sachs an initial purchase price of $500.0 million, and Goldman Sachs delivered to the Company approximately 25.8 million shares of common stock. The final number of shares that the Company purchased under the ASB was determined based on the average of the daily volume-weighted average share prices of the Company’s common stock from August 11, 2010 until March 21, 2011, subject to certain adjustments. Based on a calculated per share price of $17.95, Goldman Sachs delivered 2.0 million additional shares to the Company on March 24, 2011 in connection with the completion of the ASB, and such shares were immediately retired.
In connection with the Plan, on August 17, 2010, the Company commenced an exchange offer for its $345.0 million outstanding principal amount of Convertible Notes (the “Exchange Offer”). The Company offered to exchange 116.198 shares of its common stock and a cash payment of $160 for each $1,000 principal amount of Convertible Notes tendered in the Exchange Offer. Holders of the Convertible Notes exchanged $324.7 million principal amount of Convertible Notes in the Exchange Offer. The Company issued approximately 37.7 million shares of its common stock valued at $638.0 million and paid approximately $52.0 million of cash in exchange for the $324.7 million principal amount of Convertible Notes and retired the Convertible Notes received in the Exchange Offer. The value of the shares issued in connection with the Exchange Offer, $638.0 million, increased stockholders’ equity, and the value of the equity component of the Convertible Notes received and extinguished in the Exchange Offer, $334.4 million, reduced stockholders’ equity during 2010. See Footnote 9 for further information. The Company settled the convertible note hedge and warrant transactions with the counterparties and received $369.5 million from the counterparties for the value of the convertible note hedge and paid the counterparties $298.4 million for the warrants. See Footnote 10 for further information.
In 2011, the Company exchanged 2.3 million shares valued at $44.7 million and $3.1 million of cash in exchange for substantially all of the $20.3 million principal amount of Convertible Notes that remained outstanding after completion of the Exchange Offer. The $44.7 million value of the shares issued in connection with the transactions increased stockholders’ equity, and the value of the equity component of the Convertible Notes received and extinguished in the transactions, $25.8 million, reduced stockholders’ equity. See Footnote 9 for further information.

The following table displays the components of accumulated other comprehensive loss as of and for the year ended December 31, 2011 (in millions):

	Foreign Currency Translation Loss	Unrecognized Pension & Other Postretirement Costs, net of tax	Derivative Hedging Income (Loss), net of tax	Accumulated Other Comprehensive Loss
Balance at December 31, 2010	$(179.4)	$(425.4)	$(0.2)	$(605.0)
Current period change	(27.7)	(75.9)	1.6	(102.0)
Balance at December 31, 2011	$(207.1)	$(501.3)	$1.4	$(707.0)

FOOTNOTE 4
Restructuring Costs
Project Renewal

In October 2011, the Company announced Project Renewal, a program designed to reduce the complexity of the organization and increase investment in growth platforms within the business. In connection with the program, the Company will consolidate three operating groups into two and 13 global business units into nine. In addition, the consolidation of a limited number of manufacturing facilities and distribution centers will be implemented as part of the program, with the goal of increasing operational efficiency, reducing costs and improving gross margin. The Company expects to record pretax restructuring charges of $90 to $100 million for Project Renewal, of which $75 to $90 million are expected to be cash costs. Project Renewal is expected to complete by the end of 2012.
The following table depicts the restructuring charges incurred in connection with Project Renewal for the year ended December 31, (in millions):

2011
Facility and other exit costs, including impairments	$8.4
Employee severance, termination benefits and relocation costs	18.3
Exited contractual commitments and other	4.5
$31.2

Restructuring provisions were determined based on estimates prepared at the time the restructuring actions were approved by management, are periodically updated for changes and also include amounts recognized as incurred. The following table depicts the activity in accrued restructuring reserves for Project Renewal for 2011 (in millions):

	December 31, 2010			December 31, 2011
	Balance	Provision	Costs Incurred	Balance
Facility and other exit costs, including impairments	$—	$8.4	$(8.4)	$—
Employee severance, termination benefits and relocation costs	—	18.3	(7.1)	11.2
Exited contractual commitments and other	—	4.5	—	4.5
	$—	$31.2	$(15.5)	$15.7

The following table depicts the activity in accrued restructuring reserves for Project Renewal for 2011 aggregated by reportable business segment (in millions):

	December 31, 2010			December 31, 2011
Segment	Balance	Provision	Costs Incurred	Balance
Newell Consumer	$—	$9.7	$(1.0)	$8.7
Newell Professional	—	3.7	(1.3)	2.4
Baby & Parenting	—	2.4	(0.6)	1.8
Corporate	—	15.4	(12.6)	2.8
	$—	$31.2	$(15.5)	$15.7

European Transformation Plan
In June 2010, the Company announced a program to simplify and centralize its European business (the “European Transformation Plan”). The European Transformation Plan includes initiatives designed to transform the European organizational structure and processes to centralize certain operating activities, improve performance, leverage the benefits of scale, and to contribute to a more efficient and cost-effective implementation of an enterprise resource planning program in Europe, all with the aim of increasing operating margin in the European region to at least 10%.
The European Transformation Plan is expected to be completed in 2012 and is expected to result in cumulative restructuring charges totaling between $40 and $45 million, substantially all of which are employee-related cash costs, including severance, retirement, and other termination benefits and relocation costs. The Company expects the European Transformation Plan to be complete by December 31, 2012.
Restructuring charges incurred in connection with the European Transformation Plan are reported in the Company's Corporate segment and were $18.9 million in 2011, while restructuring charges incurred during 2010 were not material.

Restructuring provisions were determined based on estimates prepared at the time the restructuring actions were approved by management, are periodically updated for changes and also include amounts recognized as incurred. The following table depicts the activity in accrued restructuring reserves for the European Transformation Plan for 2011 (in millions):

	December 31, 2010			December 31, 2011
	Balance	Provision	Costs Incurred	Balance
Employee severance, termination benefits and relocation costs	$—	$14.9	$(8.9)	$6.0
Exited contractual commitments and other	—	4.0	(1.9)	2.1
	$—	$18.9	$(10.8)	$8.1
Project Acceleration
In 2010, the Company completed a global initiative referred to as Project Acceleration aimed at strengthening and transforming the Company’s portfolio. Project Acceleration was designed to reduce manufacturing overhead, better align the Company’s distribution and transportation processes to achieve logistical excellence, and reorganize the Company’s overall business structure to align with the Company’s core organizing concept, the global business unit, to achieve best total cost. In July 2008, the Company expanded Project Acceleration to include initiatives to exit certain product categories to create a more focused and more profitable platform for growth by eliminating selected low-margin, commodity-like, mostly resin-intensive product categories and reduce the Company’s exposure to volatile commodity markets, particularly resin. The implementation of Project Acceleration was complete as of December 31, 2010, with cumulative restructuring costs over the life of the initiative totaling $498.4 million. The table below summarizes the restructuring costs recognized for Project Acceleration restructuring activities for the periods indicated (in millions):

	2010	2009	Since Inception Through December 31, 2010
Facility and other exit costs, including impairments	$6.0	$32.4	$178.4
Employee severance, termination benefits and relocation costs	53.5	48.8	241.0
Exited contractual commitments and other	17.9	18.8	79.0
	$77.4	$100.0	$498.4
Restructuring provisions were determined based on estimates prepared at the time the restructuring actions were approved by management, are periodically updated for changes and also include amounts recognized as incurred. Costs incurred include cash payments and the impairment of assets associated with vacated facilities. Impairments included in restructuring charges totaled $6.0 million and $32.4 million for 2010 and 2009, respectively. The impaired assets include vacated land and buildings, land and buildings for which a plan exists to vacate and dispose of the facility, and machinery and equipment to be sold or otherwise disposed of prior to the end of its original estimated useful life. The impairments primarily result from the consolidation of manufacturing activities as well as the increased use of sourcing partners.

A summary of activity in accrued restructuring reserves for continuing operations for 2011 and 2010 is as follows (in millions):

	December 31, 2010			December 31, 2011
	Balance	Provision	Costs Incurred	Balance
Facility and other exit costs, including impairments	$—	$—	$—	$—
Employee severance, termination benefits and relocation costs	22.2	—	(18.9)	3.3
Exited contractual commitments and other	11.3	—	(5.4)	5.9
	$33.5	$—	$(24.3)	$9.2

	December 31, 2009			December 31, 2010
	Balance	Provision	Costs Incurred	Balance
Facility and other exit costs, including impairments	$—	$6.0	$(6.0)	$—
Employee severance, termination benefits and relocation costs	23.3	53.5	(54.6)	22.2
Exited contractual commitments and other	11.8	17.9	(18.4)	11.3
	$35.1	$77.4	$(79.0)	$33.5

The table below shows restructuring costs recognized for Project Acceleration aggregated by reportable business segment for the years ended December 31, (in millions):

Segment	2011	2010	2009	Since inception through December 31, 2010
Newell Consumer	$—	$27.7	$46.8	$306.4
Newell Professional	—	10.4	15.6	90.3
Baby & Parenting	—	9.2	13.0	23.4
Corporate	—	30.1	24.6	78.3
	$—	$77.4	$100.0	$498.4

The following table depicts the activity in accrued restructuring reserves for 2011 and 2010 aggregated by reportable business segment (in millions):

	December 31, 2010			December 31, 2011
Segment	Balance	Provision	Costs Incurred	Balance
Newell Consumer	$12.9	$—	$(10.2)	$2.7
Newell Professional	5.3	—	(1.6)	3.7
Baby & Parenting	1.7	—	(1.7)	—
Corporate	13.6	—	(10.8)	2.8
	$33.5	$—	$(24.3)	$9.2

	December 31, 2009			December 31, 2010
Segment	Balance	Provision	Costs Incurred	Balance
Newell Consumer	$20.3	$27.7	$(35.1)	$12.9
Newell Professional	4.3	10.4	(9.4)	5.3
Baby & Parenting	3.0	9.2	(10.5)	1.7
Corporate	7.5	30.1	(24.0)	13.6
	$35.1	$77.4	$(79.0)	$33.5

The table below shows restructuring costs recognized for all restructuring activities for the periods indicated, aggregated by reportable business segment (in millions):

Segment	2011	2010	2009
Newell Consumer	$9.7	$27.7	$46.8
Newell Professional	3.7	10.4	15.6
Baby & Parenting	2.4	9.2	13.0
Corporate	34.3	30.1	24.6
	$50.1	$77.4	$100.0

Cash paid for all restructuring activities was $39.5 million, $72.8 million and $84.0 million for 2011, 2010 and 2009, respectively.

FOOTNOTE 5
Inventories, Net
The components of net inventories were as follows as of December 31, (in millions):

	2011	2010
Materials and supplies	$130.8	$116.8
Work in process	105.6	101.0
Finished products	463.5	483.8
	$699.9	$701.6
Inventory costs include direct materials, direct labor and manufacturing overhead, or when finished goods are sourced, the cost is the amount paid to the third party. Cost of certain domestic inventories (approximately 53.3% and 52.0% of gross inventory costs at December 31, 2011 and 2010, respectively) was determined by the LIFO method; for the balance, cost was determined using the FIFO method. As of December 31, 2011 and 2010, LIFO reserves were $41.9 million and $30.1 million, respectively. The net (loss) income recognized by the Company related to the liquidation of LIFO-based inventories in 2011, 2010 and 2009 was $(0.5) million, $8.7 million and $16.9 million, respectively.

FOOTNOTE 6
Property, Plant & Equipment, Net
Property, plant and equipment, net consisted of the following as of December 31, (in millions):

	2011	2010
Land	$28.5	$32.4
Buildings and improvements	381.0	370.0
Machinery and equipment	1,743.4	1,709.8
	2,152.9	2,112.2
Accumulated depreciation	(1,601.5)	(1,582.9)
	$551.4	$529.3
Depreciation expense was $110.6 million, $118.0 million and $122.1 million in 2011, 2010 and 2009, respectively.

FOOTNOTE 7
Goodwill and Other Intangible Assets, Net
A summary of changes in the Company's goodwill by reportable business segment is as follows for 2011 and 2010 (in millions):

Segment	December 31, 2010 Balance	Acquisitions	Impairment Charges	Other Adjustments (1)	Foreign Currency	December 31, 2011 Balance (2)
Newell Consumer	$998.7	$—	$—	$—	$(7.1)	$991.6
Newell Professional	1,315.1	2.2	(64.7)	(9.3)	(2.9)	1,240.4
Baby & Parenting	435.7	—	(305.5)	—	3.8	134.0
	$2,749.5	$2.2	$(370.2)	$(9.3)	$(6.2)	$2,366.0

Segment	December 31, 2009 Balance	Acquisitions	Impairment Charges	Other Adjustments(1)	Foreign Currency	December 31, 2010 Balance (2)
Newell Consumer	$1,002.0	$—	$—	$—	$(3.3)	$998.7
Newell Professional	1,330.5	—	—	1.5	(16.9)	1,315.1
Baby & Parenting	421.8	—	—	—	13.9	435.7
	$2,754.3	$—	$—	$1.5	$(6.3)	$2,749.5

(1)
Newell Professional includes payments of $10.0 million and $1.5 million in 2011 and 2010, respectively, for contingent payments relating to the Company's acquisition of PSI Systems, Inc. (“Endicia”) in 2007. The contingent payments are based on Endicia’s post-acquisition revenues.

(2)
Cumulative impairment charges relating to goodwill since January 1, 2002 were $1,642.4 million and $1,272.2 million as of December 31, 2011 and 2010, respectively. Of these amounts, $538.0 million was included in cumulative effect of accounting change, and $298.9 million was included in discontinued operations.

The Company performs its annual impairment tests of goodwill and indefinite-lived intangibles as of the first day of the Company's third quarter because it coincides with the Company's annual strategic planning process. The Company recorded non-cash impairment charges of $382.6 million in 2011 as a result of its annual impairment tests, principally related to goodwill impairments in the Company's Baby & Parenting and Hardware global business units. The impairments generally resulted from declines in sales projections relative to previous estimates due to economic and market factors based in large part on actual declines in sales in the first six months of 2011, which adversely impacted projected operating margins and net cash flows for these global business units. The decline in anticipated future cash flows adversely affected the estimated fair value of the global business units calculated using the discounted cash flow approach and resulted in the estimated fair value of the Baby & Parenting and Hardware global business units being less than their net assets (including goodwill). In addition to $370.2 million of goodwill impairments, the Company recorded $12.4 million of non-cash impairment charges relating to impairments of trade names and other assets. See Footnote 18 for further details.

Other intangible assets, net consisted of the following as of December 31, (in millions):

	2011			2010
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Trade names - indefinite life	$311.3	$—	$311.3	$317.7	$—	$317.7
Trade names - other	42.3	(25.1)	17.2	46.2	(23.2)	23.0
Capitalized software	387.1	(125.8)	261.3	317.2	(100.8)	216.4
Other (1)	206.1	(129.8)	76.3	207.6	(116.4)	91.2
	$946.8	$(280.7)	$666.1	$888.7	$(240.4)	$648.3

The table below summarizes the Company's amortization periods using the straight-line method for other intangible assets, including capitalized software, as of December 31, 2011:

	Weighted-Average Amortization Period (in years)	Amortization Periods (in years)
Trade names - indefinite life	N/A	N/A
Trade names - other	10	3 – 20 years
Capitalized software	10	3 – 12 years
Other (1)	8	3 – 14 years
	9
(1) Other consists primarily of patents and customer lists with net book values of $29.2 million and $47.0 million, respectively, as of December 31, 2011.
Amortization expense for intangible assets, including capitalized software, was $51.0 million, $54.3 million and $53.0 million in 2011, 2010 and 2009, respectively.
As of December 31, 2011, the aggregate estimated intangible amortization amounts for the succeeding five years are as follows (in millions):

2012	2013	2014	2015	2016
$54.9	$50.6	$48.3	$42.0	$38.9
Actual amortization expense to be reported in future periods could differ materially from these estimates as a result of acquisitions, changes in useful lives and other relevant factors.

FOOTNOTE 8
Other Accrued Liabilities
Other accrued liabilities included the following as of December 31, (in millions):

	2011	2010
Customer accruals	$250.7	$280.9
Accruals for manufacturing, marketing and freight expenses	105.1	108.9
Accrued self-insurance liabilities	66.8	73.1
Accrued pension, defined contribution and other postretirement benefits	54.6	45.3
Accrued contingencies, primarily legal, environmental and warranty	37.2	39.1
Accrued restructuring (See Footnote 4)	33.0	33.5
Other	146.1	117.4
Other accrued liabilities	$693.5	$698.2
Customer accruals are promotional allowances and rebates, including cooperative advertising, given to customers in exchange for their selling efforts and volume purchased. The self-insurance accrual is primarily casualty liabilities such as workers’ compensation, general and product liability and auto liability and is estimated based upon historical loss experience combined with actuarial evaluation methods, review of significant individual files and the application of risk transfer programs.

FOOTNOTE 9
Debt
The following is a summary of outstanding debt as of December 31, (in millions):

	2011	2010
Medium-term notes	$1,632.3	$1,623.0
Term loan	—	150.0
Convertible notes	0.1	17.5
Junior convertible subordinated debentures	436.7	436.7
Commercial paper	—	34.0
Receivables facility	100.0	100.0
Other debt	7.7	7.7
Total debt	2,176.8	2,368.9
Short-term debt	(103.6)	(135.0)
Current portion of long-term debt	(263.9)	(170.0)
Long-term debt	$1,809.3	$2,063.9
During the years ended December 31, 2011 and 2010, the Company's average commercial paper obligations outstanding were $80.0 million and $24.9 million, respectively, at average interest rates, including fees and commissions, of 2.2% and 1.6%, respectively.
The aggregate maturities of debt outstanding, based on the earliest date the obligation may become due, are as follows as of December 31, 2011 (in millions):

2012	2013	2014	2015	2016	Thereafter	Total
$367.5	$503.0	$—	$—	$—	$1,306.3	$2,176.8
Medium-term Notes
The Company's outstanding medium-term notes consisted of the following principal amounts and interest rate swap values as of December 31, (in millions):

	2011	2010
6.75% senior notes due 2012	$250.0	$250.0
5.50% senior notes due 2013	500.0	500.0
6.25% senior notes due 2018	250.0	250.0
10.60% senior notes due 2019	20.7	20.7
4.70% senior notes due 2020	550.0	550.0
6.11% senior notes due 2028	10.0	10.0
Interest rate swaps	35.8	42.3
Unamortized gain on termination of interest rate swaps	15.8	—
Total medium-term notes	$1,632.3	$1,623.0
Average stated interest rate of all medium-term notes outstanding as of December 31, 2011 was 5.61%.

As of December 31, 2011, the Company was party to a fixed-for-floating interest rate swap designated as a fair value hedge. The interest rate swap relates to $250.0 million of the principal amount of the medium-term notes and results in the Company effectively paying a floating rate of interest on the medium-term notes subject to the interest rate swap. During 2011, the Company, at its option, terminated and settled certain interest rate swaps related to an aggregate $750.0 million principal amount of medium-term notes with original maturity dates ranging between March 2012 and April 2013. The Company received cash proceeds of $22.7 million from counterparties as settlement for the interest rate swaps. Under the relevant authoritative guidance, gains resulting from the early termination of interest rate swaps are deferred and amortized as adjustments to interest expense over the remaining period of the debt originally covered by the interest rate swaps. The cash received from the termination of the interest rate swaps is included in operating activities in accrued liabilities and other in the Consolidated Statement of Cash Flows for 2011.

The medium-term note balances at December 31, 2011 and 2010 include mark-to-market adjustments of $35.8 million and $42.3 million, respectively, to record the fair value of the hedges of the fixed-rate debt, and the mark-to-market adjustments had the effect of increasing the reported value of the medium-term notes. The unamortized amount as of December 31, 2011 associated with the termination of the interest rate swaps, $15.8 million, is included in the value of the medium-term notes. Compared to the stated rates of the underlying medium-term notes, the interest rate swaps, including amortization of settled interest rate swaps, had the effect of reducing interest expense by $31.5 million, $30.3 million and $26.1 million for 2011, 2010 and 2009, respectively.
In connection with the Capital Structure Optimization Plan (the “Plan”), the Company completed the offering and sale of $550.0 million aggregate principal amount of 4.70% senior unsecured notes with a maturity of August 2020 (the “Notes”) in August 2010. The net proceeds from this offering were $544.9 million, which together with cash on hand and short-term borrowings were used to fund the repurchase of $500.0 million of shares of the Company's common stock through an accelerated buyback program and to complete a cash tender offer for any and all of the $300.0 million principal amount of outstanding 10.60% notes due 2019. The Notes are unsecured and unsubordinated obligations of the Company and equally rank with all of its existing and future senior unsecured debt. The Notes may be redeemed by the Company at any time, in whole or in part, at a redemption price plus accrued and unpaid interest to the date of redemption. The redemption price is equal to the greater of (1) 100% of the principal amount of the Notes being redeemed on the redemption date and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of any payments of interest accrued through the date of the redemption), discounted to the date of redemption on a semiannual basis at a specified rate. The Notes also contain a provision that allows holders of the Notes to require the Company to repurchase all or any part of the Notes if a change of control triggering event occurs. Under this provision, the repurchase of the Notes will occur at a purchase price of 101% of the outstanding principal amount, plus accrued and unpaid interest, if any, on such Notes to the date of repurchase. The Notes are classified as long-term debt in the Company's Consolidated Balance Sheet at December 31, 2011 based on their maturity date.
In March 2009, the Company completed the offering and sale of $300.0 million aggregate principal amount of 10.60% senior unsecured notes with a maturity of April 2019 (the “10.60% Notes”). Interest on the Notes is payable semiannually on April 15 and October 15. The Company realized net proceeds from the offering of the 10.60% Notes of $290.2 million, which were used to complete the 2009 Tender Offers (as such term is defined below) and for general corporate purposes. In connection with the Plan, the Company conducted and completed a cash tender offer (the “Tender Offer”) in August 2010 through which it repurchased $279.3 million of the $300.0 million aggregate principal amount outstanding of 10.60% Notes. The Company repurchased the 10.60% Notes at a fixed cash purchase price of $1,437.50 per $1,000 principal amount of the 10.60% Notes and also paid all accrued and unpaid interest on the 10.60% Notes repurchased pursuant to the Tender Offer. As a result of premiums paid and fee as incurred associated with the Tender Offer and the write-off of unamortized issuance costs, the Company recorded a pretax loss of $131.4 million, which is reflected in losses related to extinguishments of debt in the Consolidated Statement of Operations for 2010. The $402.2 million cash paid to complete the Tender Offer is included as payments on and for the settlement of notes payable and debt in the Consolidated Statement of Cash Flows for 2010. The remaining $20.7 million principal amount outstanding of the 10.60% Notes is classified as long-term debt due to its maturity in 2019.
In 2009, the Company conducted and completed tender offers through which it repurchased $180.1 million of the $250.0 million aggregate principal amount outstanding of 4.625% notes due December 2009 and $144.9 million of the $250.0 million aggregate principal amount outstanding of 4.000% notes due May 2010 (the “2009 Tender Offers”). As a result of premiums paid and fees incurred associated with the 2009 Tender Offers, the Company recorded a pretax loss of $4.7 million, which is included in losses related to extinguishments of debt in the Consolidated Statement of Operations for 2009. The $329.7 million paid to complete the 2009 Tender Offers is included as payments on and for the settlement of notes payable and debt in the Consolidated Statement of Cash Flows for 2009. The Company repaid the remaining $69.9 million principal amount outstanding of the $250.0 million 4.625% notes in December 2009 and the remaining $105.1 million principal amount outstanding of the $250.0 million 4.000% notes in May 2010.

As of December 31, 2011, the current portion of long-term debt includes $250.0 million principal amount of the 6.75% senior notes due March 2012.
Term Loan

In September 2008, the Company entered into a $400.0 million credit agreement (the “Agreement”), under which the Company received an unsecured three-year term loan in the amount of $400.0 million (the “Term Loan”). The Company repaid $100.0 million of the principal amount of the Term Loan in September 2010 and made a $100.0 million prepayment of the principal amount in December 2010. During 2011, the Company repaid the remaining $150.0 million outstanding principal amount of the Term Loan based on the maturity date. Borrowings under the Agreement bore interest at a rate of LIBOR plus a spread that was determined based on the credit rating of the Company, and interest was payable no less frequently than monthly.

Convertible Notes
In March 2009, the Company issued $345.0 million of Convertible Notes. The Convertible Notes bear interest at a rate of 5.5% per year, which is payable semiannually, and the Convertible Notes mature on March 15, 2014. The Convertible Notes are convertible at an initial conversion rate of 116.198 shares of the Company’s common stock per $1,000 principal amount of Convertible Notes (representing an initial conversion price of approximately $8.61 per share of common stock), subject to adjustment in certain circumstances. Upon conversion, a holder will receive cash up to the aggregate principal amount of the Convertible Notes converted, and cash, shares of common stock or a combination thereof (at the Company’s election) in respect of the conversion value above the Convertible Notes’ principal amount, if any. The Company entered into convertible note hedge transactions upon issuance to reduce the Company’s cost of the conversion option (see Footnote 10). Net proceeds from this offering were used to complete the convertible note hedge transactions and the 2009 Tender Offers and to repay debt and for general corporate purposes.
Accounting standards require the Company, as issuer of the Convertible Notes, to separately account for the liability and equity components of the Convertible Notes in a manner that reflects the Company’s nonconvertible debt borrowing rate at the date of issuance when interest cost is recognized in subsequent periods. The Company allocated $69.0 million of the $345.0 million principal amount of the Convertible Notes to the equity component, which represents a discount to the debt to be amortized into interest expense using the effective interest method through the maturity of the Convertible Notes. Accordingly, the Company’s effective interest rate on the Convertible Notes was 10.8%.
In connection with the Capital Structure Optimization Plan, in September 2010 the Company completed an exchange of newly issued shares of common stock and cash for $324.7 million of the $345.0 million outstanding principal amount of the Convertible Notes (the “Exchange Offer”). In the aggregate, the Company paid $52.0 million in cash and issued 37.7 million shares of the Company’s common stock for $324.7 million principal amount of the Convertible Notes validly offered for exchange by the holders pursuant to the Exchange Offer. In accordance with the applicable authoritative accounting guidance, the Company determined the fair value of the liability component of the Convertible Notes received in the Exchange Offer, with the residual value representing the equity component. The excess of the fair value of the liability component, or $356.0 million, over the carrying value of the Convertible Notes exchanged, $275.5 million, was recognized as a loss related to the extinguishment of debt. Including fees incurred associated with the Exchange Offer and the write-off of unamortized issuance costs, the Company recorded a pretax loss of $87.2 million upon the settlement of the Exchange Offer, which is included in losses related to extinguishments of debt in the Consolidated Statement of Operations for 2010.
In March 2011, the Company completed exchanges of newly issued shares of common stock and cash for an additional $20.0 million outstanding principal amount of Convertible Notes. The Company paid $3.1 million in cash and issued 2.3 million shares of the Company’s common stock for the $20.0 million principal amount of Convertible Notes. The Company determined that the fair value of total consideration (including cash) paid to the holders of Convertible Notes, using the fair market value of common stock at settlement, was $47.4 million. In accordance with the applicable authoritative accounting guidance, the Company determined the fair value of the liability component of the Convertible Notes received, with the residual value representing the equity component. The excess of the fair value of the liability component, or $21.8 million, over the carrying value of the Convertible Notes exchanged, $17.3 million, was recognized as a loss related to the extinguishment of debt in 2011. Including the write-off of unamortized issuance costs, the Company recorded a pretax loss of $4.8 million, which is included in loss related to extinguishment of debt in the Consolidated Statement of Operations for 2011. During 2011, in addition to the March 2011 exchanges, the Company also exchanged an additional $0.2 million principal amount of the Convertible Notes generally based on the same terms and conditions as offered to the holders of the Convertible Notes in previous exchanges. As of December 31, 2011, $0.1 million principal amount of the Convertible Notes remained outstanding.
Junior Convertible Subordinated Debentures

In 1997, a 100% owned finance subsidiary (the “Subsidiary”) of the Company issued 10.0 million shares of 5.25% convertible preferred securities (the “Preferred Securities”). Holders of the Preferred Securities are entitled to cumulative cash dividends of 5.25% of the liquidation preference of $50 per Preferred Security, or $2.625 per year. Each of these Preferred Securities is convertible into 0.9865 of a share of the Company’s common stock. During 2005 and 2004, the Company purchased an aggregate of 1.6 million shares of its Preferred Securities from holders at an average price of $45.27 per share ($71.3 million). As of December 31, 2011, the Company fully and unconditionally guarantees the 8.4 million shares of the Preferred Securities issued by the Subsidiary that were outstanding as of that date, which are callable at 100% of the liquidation preference of $421.2 million.

The proceeds received by the Subsidiary from the issuance of the Preferred Securities were invested in the Company’s 5.25% Junior Convertible Subordinated Debentures (the “Debentures”). In addition, the Subsidiary received approximately $15.5 million of the Company’s Debentures as payment for $15.5 million the Company borrowed from the Subsidiary to purchase all of the common equity interests in the Subsidiary. As a result, the Company issued an aggregate of $515.5 million of Debentures, and the Subsidiary is the sole holder of the Debentures. The Debentures are the sole assets of the Subsidiary, mature on December 1, 2027, bear interest at an annual rate of 5.25% payable quarterly and became redeemable by the Company beginning in December 2001. The Company may defer interest payments on the Debentures for a period of up to 20 consecutive quarters, during which period distribution payments on the Preferred Securities are also deferred. Under this circumstance, the Company may not declare or pay any cash distributions with respect to its common or preferred stock or debt securities that do not rank senior to the Debentures. The Preferred Securities are mandatorily redeemable upon the repayment of the Debentures at maturity or upon acceleration of the Debentures. As of December 31, 2011, the Company has not elected to defer interest payments. In connection with the Company’s purchase of the Preferred Securities in 2005 and 2004, the Company negotiated the early retirement of the corresponding Debentures with the Subsidiary. The Company accounted for these transactions as extinguishments of debt, which resulted in $436.7 million of Debentures outstanding as of December 31, 2011.
Receivables-Related Borrowings

In September 2009, the Company entered into a 364-day receivables facility that provides for borrowings of up to $200.0 million (the “Receivables Facility”), and the maturity date has been extended such that it expires in September 2012. Under the Receivables Facility, the Company and certain operating subsidiaries (collectively, “the Originators”) sell their receivables to a financing subsidiary as the receivables are originated. The financing subsidiary is wholly owned by the Company and is the owner of the purchased receivables and the borrower under the facility. The assets of the financing subsidiary are restricted as collateral for the payment of debt or other obligations arising under the facility, and the financing subsidiary’s assets and credit are not available to satisfy the debts and obligations owed to the Company’s or any other Originator’s creditors. The Company includes the financing subsidiary’s assets, liabilities and results of operations in its consolidated financial statements. The Receivables Facility requires, among other things, that the Company maintain certain interest coverage and total indebtedness to total capital ratios, and the Company was in compliance with such requirements as of December 31, 2011. As of December 31, 2011, the financing subsidiary owned $618.2 million of outstanding accounts receivable, and these amounts are included in accounts receivable, net in the Company’s Consolidated Balance Sheet at December 31, 2011. The amount that may be borrowed under the Receivables Facility is subject to various limitations based on the character of the receivables owned by the financing subsidiary. As of December 31, 2011, the Company had outstanding borrowings of $100.0 million under the Receivables Facility, which have been classified as short-term borrowings and bear interest at a weighted-average rate of 1.0%.

Revolving Credit Facility and Commercial Paper

On December 2, 2011, the Company entered into a five-year credit agreement (the "Credit Agreement") with a syndicate of banks. The Credit Agreement provides for an unsecured syndicated revolving credit facility with a maturity date of December 2, 2016, and an aggregate commitment at any time outstanding of up to $800.0 million (the "Facility"). The Company may from time to time request increases in the aggregate commitment to up to $1.25 billion upon the satisfaction of approval requirements. The Company may request extensions of the maturity date of the Facility (subject to lender approval) for additional one-year periods. Borrowings under the Facility will be used for general corporate purposes, and the Facility provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may be issued only up to the amount available for borrowing under the Facility. Under the Facility, the Company may borrow funds on a variety of interest rate terms. The Facility also provides for the issuance of up to $100.0 million of letters of credit, so long as there is a sufficient amount available for borrowing under the Facility. The Company may borrow, prepay and re-borrow amounts under the Facility at any time prior to termination of the facility. As of December 31, 2011, there were no borrowings or standby letters of credit issued or outstanding under the Facility, and there was no commercial paper outstanding.
In addition to the committed portion of the Facility, the Credit Agreement provides for extensions of competitive bid loans from one or more lenders (at the lenders' discretion) of up to $500.0 million, which are not a utilization of the amount available for borrowing under the Facility.

The Credit Agreement contains customary representations and warranties, covenants and events of default. The covenants set forth in the Credit Agreement include certain affirmative and negative operational and financial covenants, including, among other things, restrictions on the Company's ability to incur certain liens, make fundamental changes to its business or engage in transactions with affiliates, limitations on the amount of indebtedness that may be incurred by the Company's subsidiaries and a requirement that the Company maintain certain interest coverage and total indebtedness to total capital ratios, as defined in the Credit Agreement.
In addition, the Credit Agreement provides for certain events of default, the occurrence of which could result in the acceleration of the Company's obligations under the Credit Agreement and the termination of the lenders' obligation to extend credit pursuant to the Credit Agreement. As of December 31, 2011, the Company was in compliance with the provisions of the Credit Agreement.

On December 2, 2011, concurrent with the Company’s entry into the Credit Agreement, the Company terminated the $665.0 million syndicated revolving credit facility, which was scheduled to expire in November 2012 (the “Revolver”). At December 31, 2010, there were no borrowings under the Revolver. In lieu of borrowings under the Revolver, the Company could issue up to $665.0 million of commercial paper under the Revolver. The Revolver provided the committed backup liquidity required to issue commercial paper. As of December 31, 2010, the Company had outstanding commercial paper obligations of $34.0 million.

FOOTNOTE 10
Convertible Note Hedge and Warrant Transactions
In connection with the issuance of the Convertible Notes in March 2009, the Company entered into separate convertible note hedge transactions and warrant transactions with respect to the Company's common stock to minimize the impact of the potential dilution upon conversion of the Convertible Notes. The Company purchased call options in private transactions to cover 40.1 million shares of the Company's common stock at a strike price of $8.61 per share, subject to adjustment in certain circumstances, for $69.0 million. The call options generally allowed the Company to receive shares of the Company's common stock from counterparties equal to the number of shares of common stock payable to the holders of the Convertible Notes upon conversion. The Company also sold warrants permitting the purchasers to acquire up to 40.1 million shares of the Company's common stock at an exercise price of $11.59 per share, subject to adjustment in certain circumstances, in private transactions for total proceeds of $32.7 million.
In September 2010, in connection with the Plan, the Company negotiated settlement of the convertible note hedge and warrants with the Company receiving $369.5 million from the counterparties for the value of the convertible note hedge and paying the counterparties $298.4 million for the warrants. As of December 31, 2010, the Company had completely settled the convertible note hedge and warrant transactions and recorded a net increase in additional paid-in capital of $71.1 million representing the net value associated with the settlement of the convertible note hedge and warrant transactions.

FOOTNOTE 11
Derivatives
The use of financial instruments, including derivatives, exposes the Company to market risk related to changes in interest rates, foreign currency exchange rates and commodity prices. The Company enters into interest rate swaps related to debt obligations with initial maturities ranging from five to ten years. The Company uses interest rate swap agreements to manage its interest rate exposure and to achieve a desired proportion of variable and fixed-rate debt. These derivatives are designated as fair value hedges based on the nature of the risk being hedged. The Company also uses derivative instruments, such as forward contracts, to manage the risk associated with the volatility of future cash flows denominated in foreign currencies and changes in fair value resulting from changes in foreign currency exchange rates. The Company’s foreign exchange risk management policy generally emphasizes hedging transaction exposures of one-year duration or less and hedging foreign currency intercompany financing activities with derivatives with maturity dates of one year or less. The Company uses derivative instruments to hedge various foreign exchange exposures, including the following: (i) variability in foreign currency-denominated cash flows, such as the hedges of inventory purchases for products produced in one currency and sold in another currency and (ii) currency risk associated with foreign currency-denominated operating assets and liabilities, such as forward contracts and other instruments that hedge cash flows associated with intercompany financing activities. Additionally, the Company purchases certain raw materials which are subject to price volatility caused by unpredictable factors. Where practical, the Company uses derivatives as part of its commodity risk management process. The Company reports its derivative positions in the Consolidated Balance Sheets on a gross basis and does not net asset and liability derivative positions with the same counterparty. The Company monitors its positions with, and the credit quality of, the financial institutions that are parties to its financial transactions.
Derivative instruments are accounted for at fair value. The accounting for changes in the fair value of a derivative depends on the intended use and designation of the derivative instrument. For a derivative instrument that is designated and qualifies as a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, is recognized in current earnings. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is initially reported as a component of accumulated other comprehensive income (loss) (“AOCI”), net of tax, and is subsequently reclassified into earnings when the hedged transaction affects earnings. The ineffective portion of the gain or loss is recognized in current earnings. Gains and losses from changes in fair values of derivatives that are not designated as hedges for accounting purposes are recognized currently in earnings, and such amounts were not material for 2011, 2010 and 2009.

The following table summarizes the Company’s outstanding derivative instruments and their effects on the Consolidated Balance Sheets as of December 31, 2011 and 2010 (in millions):

		Assets			Liabilities
Derivatives designated as hedging instruments	Balance Sheet Location	2011	2010	Balance Sheet Location	2011	2010
Interest rate swaps	Other assets	$35.8	$42.3	Other noncurrent liabilities	$—	$—
Foreign exchange contracts on inventory-related purchases	Prepaid expenses and other	1.9	1.4	Other accrued liabilities	—	2.0
Foreign exchange contracts on intercompany borrowings	Prepaid expenses and other	0.5	1.2	Other accrued liabilities	—	—
Total assets		$38.2	$44.9	Total liabilities	$—	$2.0
The fair values of outstanding derivatives that are not designated as hedges for accounting purposes were not material as of December 31, 2011 and 2010.
The Company is not a party to any derivatives that require collateral to be posted prior to settlement. During 2011, the Company, at its option, terminated certain interest rate swap contracts that were previously accounted for as fair value hedges. See Footnote 9 for further details.

Fair Value Hedges

The pretax effects of derivative instruments designated as fair value hedges on the Company’s Consolidated Statements of Operations for 2011, 2010 and 2009 were as follows (in millions):

Derivatives in fair value relationships	Location of gain (loss) recognized in income	Amount of gain (loss) recognized in income
		2011	2010	2009
Interest rate swaps	Interest expense, net	$16.2	$23.9	$(43.9)
Fixed-rate debt	Interest expense, net	$(16.2)	$(23.9)	$43.9
The Company did not realize any ineffectiveness related to fair value hedges during 2011, 2010 and 2009.

Cash Flow Hedges

The pretax effects of derivative instruments designated as cash flow hedges on the Company’s Consolidated Statements of Operations and AOCI for 2011, 2010 and 2009 were as follows (in millions):

Derivatives in cash flow hedging relationships	Location of gain (loss) recognized in income	Amount of gain (loss) reclassified from AOCI into income
		2011	2010	2009
Foreign exchange contracts on inventory-related purchases	Cost of products sold	$(5.1)	$(1.8)	$(2.6)
Foreign exchange contracts on intercompany borrowings	Interest expense, net	(0.7)	0.5	2.5
		$(5.8)	$(1.3)	$(0.1)

Derivatives in cash flow hedging relationships	Amount of gain (loss) recognized in AOCI
	2011	2010	2009
Foreign exchange contracts on inventory-related purchases	$(2.8)	$(1.4)	$(9.5)
Foreign exchange contracts on intercompany borrowings	1.8	4.3	7.7
	$(1.0)	$2.9	$(1.8)
The Company did not realize any ineffectiveness related to cash flow hedges during 2011, 2010 and 2009.

The Company received $2.4 million and $3.8 million to settle foreign exchange contracts on intercompany borrowings during 2011 and 2010, respectively, while the Company paid approximately $109.0 million to settle foreign exchange contracts on intercompany borrowings during 2009. Such amounts are included in changes in accrued liabilities and other in the Consolidated Statements of Cash Flows for 2011, 2010 and 2009.
The Company estimates that during the next 12 months it will reclassify gains of approximately $2.4 million included in the pretax amount recorded in AOCI as of December 31, 2011 into earnings, as the anticipated cash flows occur.

FOOTNOTE 12
Commitments
Lease Commitments
The Company leases manufacturing, warehouse and other facilities, real estate, transportation, and data processing and other equipment under leases that expire at various dates through the year 2023. Rent expense, which is recognized on a straight-line basis over the life of the lease term, was $129.4 million, $122.7 million and $120.2 million in 2011, 2010 and 2009, respectively.
Future minimum rental payments for operating leases with initial or remaining terms in excess of one year are as follows as of December 31, 2011 (in millions):

2012	2013	2014	2015	2016	Thereafter	Total
$110.7	$77.8	$62.0	$43.1	$28.2	$86.4	$408.2
Purchase Obligations
The Company enters into certain obligations to purchase finished goods, raw materials, components and services pursuant to legally enforceable and binding obligations, which include all significant terms.
As of December 31, 2011, the Company's future estimated total purchase obligations are as follows (in millions):

2012	2013	2014	Total
$477.3	$76.0	$77.0	$630.3

FOOTNOTE 13
Employee Benefit and Retirement Plans
The Company and its subsidiaries have noncontributory pension, profit sharing and contributory 401(k) plans covering substantially all of their international and domestic employees. Plan benefits are generally based on years of service and/or compensation. The Company's funding policy is to contribute not less than the minimum amounts required by the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, or foreign statutes to ensure that plan assets will be adequate to provide retirement benefits.

Included in AOCI at December 31, 2011 is $774.8 million ($501.3 million net of tax) related to net unrecognized actuarial losses and unrecognized prior service credit that have not yet been recognized in net periodic pension cost. The Company expects to recognize $23.0 million ($14.3 million net of tax) of costs in 2012 associated with net actuarial losses and prior service credit.

The Company's tax-qualified defined benefit pension plan is frozen for the entire non-union U.S. work force, and the Company has replaced the defined benefit pension plan with an additional defined contribution benefit. The defined contribution benefit has a three-year cliff-vesting schedule. The Company recorded $18.8 million, $17.9 million and $17.3 million in expense for the defined contribution benefit arrangement for 2011, 2010 and 2009, respectively. The liability associated with the defined contribution benefit arrangement as of December 31, 2011 and 2010 is $18.8 million and $17.9 million, respectively, and is included in other accrued liabilities in the Consolidated Balance Sheets.
As of December 31, 2011 and 2010, the Company maintained various nonqualified deferred compensation plans with varying terms. The total liability associated with these plans was $68.7 million and $70.8 million as of December 31, 2011 and 2010, respectively. These liabilities are included in other noncurrent liabilities in the Consolidated Balance Sheets. These plans are partially funded with asset balances of $52.0 million and $51.8 million as of December 31, 2011 and 2010, respectively. These assets are included in other assets in the Consolidated Balance Sheets.

The Company has a Supplemental Executive Retirement Plan (“SERP”), which is a nonqualified defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employees' years of service and compensation. The SERP is partially funded through a trust agreement with the Northern Trust Company, as trustee, that owns life insurance policies on approximately 350 active and former key employees with aggregate net death benefits of $297.2 million. At December 31, 2011 and 2010, the life insurance contracts were accounted for using the investment method and had a cash surrender value of $102.3 million and $99.8 million, respectively. All premiums paid and proceeds received associated with the life insurance policies are included in accrued liabilities and other in the Consolidated Statements of Cash Flows. The SERP is also partially funded through cash and mutual fund investments, which had a combined value of $12.6 million and $15.3 million at December 31, 2011 and 2010, respectively. These assets, as well as the cash surrender value of the life insurance contracts, are included in other assets in the Consolidated Balance Sheets. The projected benefit obligation was $119.9 million and $110.5 million at December 31, 2011 and 2010, respectively. The SERP liabilities are included in the pension table below; however, the value of the Company's investments in the life insurance contracts, cash and mutual funds are excluded from the table, as they do not qualify as plan assets under the relevant authoritative guidance.
The Company's matching contributions to the contributory 401(k) plan were $14.9 million, $12.9 million and $14.0 million for 2011, 2010 and 2009, respectively.
Defined Benefit Pension Plans
The following provides a reconciliation of benefit obligations, plan assets and funded status of the Company's noncontributory defined benefit pension plans, including the SERP, as of December 31, (in millions, except percentages):

	U.S.		International
	2011	2010	2011	2010
Change in benefit obligation:
Benefit obligation at beginning of year	$969.6	$910.8	$482.6	$499.8
Service cost	4.3	4.0	6.0	4.8
Interest cost	49.4	50.6	26.6	26.6
Actuarial loss (gain)	88.6	67.2	46.1	(2.2)
Currency translation	—	—	(2.0)	(19.9)
Benefits paid	(57.3)	(63.0)	(22.1)	(31.7)
Curtailments, settlement costs and other	0.3	—	(0.9)	5.2
Benefit obligation at end of year	$1,054.9	$969.6	$536.3	$482.6

Change in plan assets:
Fair value of plan assets at beginning of year	$635.0	$576.9	$426.3	$410.6
Actual return on plan assets	29.0	59.0	63.2	33.9
Contributions	28.2	62.1	20.3	21.3
Currency translation	—	—	(0.2)	(13.7)
Benefits paid	(57.3)	(63.0)	(22.1)	(31.7)
Settlement charges and other	—	—	(3.0)	5.9
Fair value of plan assets at end of year	$634.9	$635.0	$484.5	$426.3
Funded status at end of year	$(420.0)	$(334.6)	$(51.8)	$(56.3)
Amounts recognized in the Consolidated Balance Sheets:
Prepaid benefit cost, included in other assets	$—	$—	$23.9	$19.4
Accrued current benefit cost, included in other accrued liabilities	(17.7)	(7.7)	(4.6)	(4.0)
Accrued noncurrent benefit cost, included in other noncurrent liabilities	(402.3)	(326.9)	(71.1)	(71.7)
Total	$(420.0)	$(334.6)	$(51.8)	$(56.3)
Amounts recognized in AOCI:
Prior service cost	$(8.9)	$(10.2)	$1.0	$—
Net loss	(679.6)	(576.5)	(71.5)	(61.6)
AOCI, pretax	$(688.5)	$(586.7)	$(70.5)	$(61.6)
Accumulated benefit obligation	$1,049.7	$964.1	$528.1	$474.3

	U.S.		International
	2011	2010	2011	2010
Weighted-average assumptions used to determine benefit obligation:
Discount rate	4.50%	5.25%	4.69%	5.37%
Long-term rate of compensation increase	2.80%	2.70%	3.72%	4.16%

The foreign amounts as of December 31, 2011 include a projected benefit obligation of $420.3 million and plan assets of $444.0 million for plans in which the benefit obligation is less than the fair value of plan assets.
Net pension cost includes the following components for the years ended December 31, (in millions, except percentages):

	U.S.			International
	2011	2010	2009	2011	2010	2009
Service cost-benefits earned during the year	$4.3	$4.0	$4.8	$6.0	$4.8	$4.9
Interest cost on projected benefit obligation	49.4	50.6	52.1	26.6	26.6	24.5
Expected return on plan assets	(59.6)	(57.5)	(57.2)	(28.3)	(24.8)	(22.2)
Amortization of:
Prior service cost	1.3	1.3	1.3	3.4	—	—
Actuarial loss	16.1	11.3	8.3	0.9	2.0	0.1
Curtailment, settlement and termination benefit costs	0.2	—	—	(0.8)	3.2	1.3
Net pension cost	$11.7	$9.7	$9.3	$7.8	$11.8	$8.6

	U.S.			International
	2011	2010	2009	2011	2010	2009
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	5.25%	5.75%	6.25%	5.35%	5.70%	6.08%
Long-term rate of return on plan assets	8.25%	8.25%	8.50%	6.39%	6.32%	5.65%
Long-term rate of compensation increase	2.70%	3.00%	4.00%	4.02%	4.22%	3.83%
In 2012, the Company is required to make approximately $41 million of contributions to its primary U.S. pension plan. In addition, the Company expects to make cash contributions of approximately $29 million and $21 million to its domestic and international defined benefit pension plans, respectively, in 2012.

Plan Assets
Current Allocation
The fair value of each major category of pension plan assets as of December 31, 2011 and 2010 is as follows (in millions):

	U.S.						International
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total	% of Total Assets as of December 31,		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total	% of Total Assets as of December 31,
2011	(Level 1)	(Level 2)	(Level 3)		2011	2010	(Level 1)	(Level 2)	(Level 3)		2011	2010
Equity (1) (7)
U.S. large cap	$70.8	$50.4	$—	$121.2			$8.2	$1.7	$—	$9.9
U.S. small cap	23.1	—	—	23.1			—	—	—	—
International	25.6	84.0	—	109.6			42.0	3.1	—	45.1
Total equity	119.5	134.4	—	253.9	40%	50%	50.2	4.8	—	55.0	11%	30%
Fixed income (2) (7)
U.S. Treasury	56.3	15.7	—	72.0			—	—	—	—
Other government	16.9	14.1	—	31.0			32.3	—	—	32.3
Asset-backed securities	—	17.4	—	17.4			—	—	—	—
Corporate bonds	117.0	41.7	—	158.7			52.5	6.1	—	58.6
Short-term investments	—	7.2	—	7.2			—	—	—	—
Total fixed income	190.2	96.1	—	286.3	45	36	84.8	6.1	—	90.9	19	21
Insurance contracts (3)	—	18.4	—	18.4	3	3	—	178.5	—	178.5	37	24
Venture capital and partnerships (4)	—	1.8	46.0	47.8	7	7	17.6	5.5	0.3	23.4	5	9
Real estate (5)	—	—	22.7	22.7	4	3	3.5	—	5.6	9.1	2	2
Cash and cash equivalents (6)	—	5.8	—	5.8	1	1	68.4	0.1	—	68.5	14	9
Other	—	—	—	—	—	—	18.9	40.2	—	59.1	12	5
Total	$309.7	$256.5	$68.7	$634.9	100%	100%	$243.4	$235.2	$5.9	$484.5	100%	100%

	U.S.						International
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total	% of Total Assets as of December 31,		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total	% of Total Assets as of December 31,
2010	(Level 1)	(Level 2)	(Level 3)		2010	2009	(Level 1)	(Level 2)	(Level 3)		2010	2009
Equity (1)
U.S. large cap	$—	$155.0	$—	$155.0			$—	$19.1	$—	$19.1
U.S. small cap	—	30.6	—	30.6			5.8	—	—	5.8
International	—	130.0	—	130.0			55.6	47.5	—	103.1
Total equity	—	315.6	—	315.6	50%	53%	61.4	66.6	—	128.0	30%	18%
Fixed income (2)
U.S. Treasury	—	71.5	—	71.5			—	—	—	—
Other government	—	31.4	—	31.4			17.3	—	—	17.3
Asset-backed securities	—	10.0	—	10.0			—	—	—	—
Corporate bonds	—	110.8	—	110.8			6.0	65.5	—	71.5
Short-term investments	—	7.9	—	7.9			—	—	—	—
Total fixed income	—	231.6	—	231.6	36	33	23.3	65.5	—	88.8	21	20
Insurance contracts (3)	—	17.5	—	17.5	3	3	—	100.8	—	100.8	24	26
Venture capital and partnerships (4)	—	2.4	42.7	45.1	7	6	17.0	18.6	4.7	40.3	9	7
Real estate (5)	—	—	19.2	19.2	3	3	2.2	1.5	6.0	9.7	2	2
Cash and cash equivalents (6)	—	5.5	—	5.5	1	1	5.3	34.2	—	39.5	9	24
Other	—	—	0.5	0.5	—	1	—	19.2	—	19.2	5	3
Total	$—	$572.6	$62.4	$635.0	100%	100%	$109.2	$306.4	$10.7	$426.3	100%	100%

(1)
Equity securities are primarily comprised of mutual funds and common/collective trust funds. Investments in mutual funds and common/collective trust funds are valued at the net asset value per share or unit multiplied by the number of shares or units held as of the measurement date. The common/collective trust funds are generally actively managed investment vehicles.

(2)
Fixed income investments are primarily comprised of mutual funds and common/collective trust funds that invest in corporate and government bonds. Investments in mutual funds and common/collective trust funds are valued at the net asset value per share or unit multiplied by the number of shares or units held as of the measurement date. The investments in fixed income securities include both actively managed funds and index funds.

(3)
The fair values of insurance contracts are estimated based on the future cash flows to be received under the contracts discounted to the present using a discount rate that approximates the discount rate used to measure the associated pension plan liabilities.

(4)	Venture capital and partnerships are valued at net asset value, which is generally calculated using the most recent partnership financial reports.

(5)
Real estate investments are generally investments in limited partnerships, real estate investment trusts and similar vehicles that invest in real estate. The values of the investments are generally based on the most recent financial reports of the investment vehicles. The managers of each of the investment vehicles estimate the values of the real estate assets underlying the real estate investments using third-party appraisals and other valuation techniques and analysis.

(6)	Cash and cash equivalents include investments in stable value funds. Stable value funds are generally invested in common trust funds and interest-bearing accounts.

(7)
In the U.S. pension plan assets, certain changes were made to the equity and fixed income investments which resulted in transfers of pension plan assets from certain common/collective trust funds into separately managed investment accounts. The underlying investments in these separately managed accounts are primarily publicly-traded securities, and such investments have been valued using the quoted price as of December 31, 2011. Accordingly, these investments have been classified as Level 1 as of December 31, 2011.

A reconciliation of the change in the fair value measurement of the defined benefit plans' consolidated assets using significant unobservable inputs (Level 3) for 2011 and 2010 is as follows (in millions):

	Venture Capital and Partnerships	Real Estate	Other	Total
Fair value as of January 1, 2010	$34.9	$25.2	$6.1	$66.2
Realized gains (losses)	—	—	(1.1)	(1.1)
Unrealized gains (losses)	6.1	0.2	(2.8)	3.5
Purchases, sales and settlements, net	6.4	(0.2)	(1.7)	4.5
Fair value as of December 31, 2010	$47.4	$25.2	$0.5	$73.1
Realized gains (losses)	—	—	(3.7)	(3.7)
Unrealized gains (losses)	3.2	(0.5)	3.7	6.4
Purchases	3.5	3.6	—	7.1
Sales	(7.8)	—	(0.5)	(8.3)
Fair value as of December 31, 2011	$46.3	$28.3	$—	$74.6
Investment Strategy
The Company has established formal investment policies for the assets associated with its pension plans. The objectives of the investment strategies generally include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, as well as establishing relevant risk parameters within each asset class. Investment policies reflect the unique circumstances of the respective plans, and risk tolerance is established through consideration of plan liabilities, plan funded status and corporate financial condition. Asset allocation targets are based on periodic asset liability and/or risk budgeting study results, which help determine the appropriate investment strategies for acceptable risk levels. The investment policies permit variances from the targets within certain parameters.
The target asset allocations for the Company's U.S. pension plan and primary international pension plans are as follows as of December 31, 2011:

Asset Category	Target
	U.S.	International
Equity	45%	23%
Fixed income	40	14
Insurance contracts	5	24
Cash and equivalents	—	21
Other investments (1)	10	18
Total	100%	100%
(1) Other investments include private equity funds, hedge funds and real estate funds.
Expected Long-term Rate of Return on Plan Assets
The Company employs a building-block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors, such as inflation and interest rates, are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established giving consideration to investment diversification and rebalancing. Peer data and historical returns are reviewed to assess for reasonableness and appropriateness. The weighted-average expected long-term rates of return are based on reviews of the target investment allocation and the historical and expected rates of return of the asset classes included in the pension plans' target asset allocations.

Other Postretirement Benefit Plans
Several of the Company's subsidiaries currently provide retiree health care and life insurance benefits for certain employee groups.
The following provides a reconciliation of benefit obligations and funded status of the Company's other postretirement benefit plans as of December 31, (in millions, except percentages):

	2011	2010
Change in benefit obligation:
Benefit obligation at beginning of year	$166.5	$168.1
Service cost	1.3	1.5
Interest cost	8.3	9.2
Actuarial loss	0.3	2.3
Benefits paid, net	(11.2)	(14.6)
Benefit obligation at end of year	$165.2	$166.5
Funded status and net liability recognized at December 31	$(165.2)	$(166.5)
Amounts recognized in the Consolidated Balance Sheets:
Accrued current benefit cost, included in other accrued liabilities	$(13.6)	$(15.1)
Accrued noncurrent benefit cost, included in other noncurrent liabilities	(151.6)	(151.4)
Total	$(165.2)	$(166.5)
Amounts recognized in AOCI:
Prior service credit	$10.8	$13.3
Net loss	(26.6)	(27.5)
AOCI, pretax	$(15.8)	$(14.2)

	2011	2010
Weighted-average assumptions used to determine benefit obligation:
Discount rate	4.50%	5.25%
Long-term health care cost trend rate	4.50%	4.50%
There are no plan assets associated with the Company's other postretirement benefit plans.
Other postretirement benefit costs include the following components for the years ended December 31, (in millions):

	2011	2010	2009
Service cost-benefits earned during the year	$1.3	$1.5	$1.5
Interest cost on projected benefit obligation	8.3	9.2	9.6
Amortization of:
Prior service benefit	(2.4)	(2.4)	(2.4)
Actuarial loss	1.2	0.9	—
Net postretirement benefit costs	$8.4	$9.2	$8.7
The weighted-average discount rate for the Company's other postretirement benefit plans is developed using a spot interest yield curve based on a broad population of corporate bonds rated AA or higher. The following are the weighted-average assumptions used to determine net periodic benefit cost for the other postretirement benefit plans for the years ended December 31,:

	2011	2010	2009
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	5.25%	5.75%	6.25%
Long-term health care cost trend rate	4.50%	4.50%	5.00%
Assumed health care cost trends have been used in the valuation of the benefit obligations for postretirement benefits. The trend rate used to measure the benefit obligation was 7.5% for all retirees in 2011, declining to 4.5% in 2028 and thereafter.

The health care cost trend rate significantly affects the reported postretirement benefit costs and obligations. A one-percentage point change in the assumed rate would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$1.0	$(0.9)
Effect on postretirement benefit obligations	$15.9	$(14.0)
Estimated Future Benefit Payments
Estimated future benefit payments under the Company's defined benefit pension plans and other postretirement benefit plans are as follows as of December 31, 2011 (in millions):

	2012	2013	2014	2015	2016	2017-2021
Pension benefits (1)	$95.1	$77.5	$79.0	$80.2	$81.4	$438.3
Other postretirement benefits	$13.6	$13.3	$12.9	$12.7	$12.4	$64.2
(1) Certain pension benefit payments will be funded by plan assets.

The estimated other postretirement benefit payments are net of annual Medicare Part D subsidies of approximately $2.1 million per year. The Company expects to make direct cash benefit payments of approximately $13.6 million for its other postretirement benefit plans in 2012.

FOOTNOTE 14
Earnings per Share
The calculation of basic and diluted earnings per share is shown below for the years ended December 31, (in millions, except per share data):

	2011	2010	2009
Numerator for basic and diluted earnings per share:
Income from continuing operations	$134.6	$288.2	$285.8
(Loss) income from discontinued operations	(9.4)	4.6	(0.3)
Net income	$125.2	$292.8	$285.5
Dividends and equivalents for share-based awards expected to be forfeited	0.1	0.1	0.2
Net income for basic earnings per share	$125.3	$292.9	$285.7
Effect of Preferred Securities (1)	—	—	—
Net income for diluted earnings per share	$125.3	$292.9	$285.7
Denominator for basic and diluted earnings per share:
Weighted-average shares outstanding	290.5	279.3	277.7
Share-based payment awards classified as participating securities	3.1	3.1	3.1
Denominator for basic earnings per share	293.6	282.4	280.8
Dilutive securities (2)	2.4	2.5	1.1
Convertible Notes (3)	0.2	13.1	9.0
Warrants (4)	—	7.4	3.5
Preferred Securities (1)	—	—	—
Denominator for diluted earnings per share	296.2	305.4	294.4
Basic earnings per share:
Income from continuing operations	$0.46	$1.02	$1.02
(Loss) income from discontinued operations	(0.03)	0.02	—
Net income	$0.43	$1.04	$1.02
Diluted earnings per share:
Income from continuing operations	$0.45	$0.94	$0.97
(Loss) income from discontinued operations	(0.03)	0.02	—
Net income	$0.42	$0.96	$0.97

(1)
The Preferred Securities are anti-dilutive for all years presented, and therefore have been excluded from diluted earnings per share. Had the Preferred Securities been included in the diluted earnings per share calculation, net income for each of 2011, 2010 and 2009 would be increased by $14.0 million. Weighted-average shares outstanding would be increased by 8.3 million shares for all years presented.

(2)
Dilutive securities include “in the money” options, non-participating restricted stock units and performance stock units. The weighted-average shares outstanding for 2011, 2010 and 2009 exclude the effect of approximately 12.0 million, 12.4 million and 13.2 million stock options, respectively, because such options were anti-dilutive.

(3)
The Convertible Notes issued in March 2009 were dilutive to the extent the average price during the period was greater than $8.61, the conversion price of the Convertible Notes, and the Convertible Notes were only dilutive for the “in the money” portion of the Convertible Notes that could be settled with the Company’s stock. The Convertible Notes were dilutive for all years presented, as the average price of the Company’s common stock during these periods was greater than $8.61. As disclosed in Footnote 9, substantially all of the remaining outstanding principal amount of the Convertible Notes was extinguished in March 2011, and as such, dilution for 2011 takes into consideration the period of time the Convertible Notes were outstanding. The Convertible Notes will not meaningfully impact diluted average shares outstanding in subsequent periods because the maximum amount of shares required to settle the “in the money” portion of the $0.1 million principal amount of the Convertible Notes outstanding as of December 31, 2011 is not material. As disclosed in Footnote 9, $324.7 million of the $345.0 million principal amount of the Convertible Notes was extinguished in September 2010, and as such, dilution for 2010 takes into consideration the period of time the Convertible Notes were outstanding.

The call options purchased in connection with the convertible note hedge transactions, which were settled in September 2010, had an equal and offsetting impact to the dilution associated with the Convertible Notes in 2010 and 2009. However, because the impact of the purchased call options would reduce weighted-average shares outstanding by 13.1 million and 9.0 million shares for 2010 and 2009, respectively, the purchased call options are considered anti-dilutive securities. The authoritative accounting guidance does not permit anti-dilutive securities to be included in weighted-average shares outstanding despite their characteristics and economic impacts.

(4)
The warrants were dilutive for the period the warrants were outstanding during 2010 and 2009 because the average price of the Company's common stock during quarterly periods the warrants were outstanding was greater than $11.59, the exercise price of the warrants. As disclosed in Footnote 10, the warrants were settled during September 2010, and as such, dilution for 2010 takes into consideration the period of time the warrants were outstanding.

Net income attributable to participating securities, which consisted of certain of the Company’s outstanding restricted stock awards and restricted stock units, was $1.2 million, $3.1 million, and $3.0 million for 2011, 2010 and 2009, respectively.

FOOTNOTE 15
Stock-Based Compensation
The Company offers stock-based compensation to its employees that includes stock options and time-based and performance-based restricted stock units, as follows:
Stock Options
The Company has issued both nonqualified and incentive stock options at exercise prices equal to the Company's common stock price on the date of grant with contractual terms of ten years. Stock options issued by the Company generally vest and are expensed ratably over three to five years. For options granted prior to 2008, options became fully vested and were exercisable for one year following termination due to death, disability or retirement at age 65 or older. For options granted since the beginning of 2008, options fully vest and are exercisable for a period of time depending on the employee's age and years of service in the case of retirement (as defined in the stock option agreement). Stock option grants are generally subject to forfeiture if employment terminates prior to vesting, except upon retirement, in which case the options may remain outstanding and exercisable for the remaining contractual term of the option.
Time-Based Restricted Stock Units
Awards of time-based restricted stock units are independent of stock option grants and are generally subject to forfeiture if employment terminates prior to vesting. The awards generally cliff-vest one to three years from the date of grant. In the case of retirement (as defined in the award agreement), awards vest depending on the employee's age and years of service. The time-based restricted stock units have rights to dividend equivalents payable in cash. The Company expenses the cost of restricted stock units ratably over the vesting period.
Performance-Based Restricted Stock Units
Performance-based restricted stock unit awards represent the right to receive unrestricted shares of stock based on the achievement of Company performance objectives and/or individual performance goals established by the Organizational Development & Compensation Committee and the Board of Directors. The performance-based restricted stock units generally entitle recipients to shares of common stock equal to 0% up to 200% of the number of units granted at the vesting date, depending on the level of achievement of the specified conditions. Other performance-based restricted stock units entitle the recipient to shares of common stock if specified market and service conditions are achieved and vest no earlier than two years from the date of grant and no later than seven years from the date of grant. Performance-based restricted stock units are not subject to the payment of dividend equivalents in the same manner as time-based restricted stock units. Rather, with respect to performance-based restricted stock units, dividend equivalents are credited to the recipient and are paid only to the extent the applicable performance criteria are met and the performance-based restricted stock units vest and the related stock is issued. In the case of retirement (as defined in the award agreement), awards vest depending on the employee's age and years of service.
Stock Plans
The Company's stock plans include plans adopted in 1993, 2003 and 2010. In 2010, a plan was approved by the Company's stockholders (the “2010 Plan”). Upon approval of the 2010 Plan, shares available for issuance of new awards under all plans other than the 2010 Plan were canceled, and all future grants are required to be made from the 2010 Plan. The total number of shares of the Company's common stock that may be issued under the 2010 Plan may not exceed 21.0 million; however, stock awards and stock units for one share reduce availability under the 2010 Plan by 2.5 shares. The 2010 Plan generally provides for awards to vest over a minimum three-year period, except for performance-based grants, which may vest over a minimum of one year.

The following table depicts the number of shares authorized for issuance and availability under the 2010 Plan (shares in millions):

2010 Plan
Authorized for issuance	21.0
Issued and reserved for issuance of outstanding:
Options	1.0
Restricted stock units (2 1/2 times the number of awards)	5.5
Performance-based restricted stock units (2 1/2 times the number of awards)	1.1
Shares available for issuance	13.4
As of December 31, 2011, the Company had 13.7 million and 0.7 million options outstanding under the 2003 plan and 1993 plan, respectively. In addition, the Company had 3.6 million restricted stock units and performance-based restricted stock units outstanding under the 2003 plan as of December 31, 2011.
The Company accounts for stock-based compensation pursuant to relevant authoritative guidance, which requires measurement of compensation cost for all stock awards at fair value on the date of grant and recognition of compensation, net of estimated forfeitures, over the requisite service period for awards expected to vest.
The table below summarizes the expense related to share-based payments for the years ended December 31, (in millions):

	2011	2010	2009
Stock options	$12.5	$13.9	$14.4
Restricted stock	30.5	22.6	20.7
Stock-based compensation	$43.0	$36.5	$35.1
Stock-based compensation, net of income tax benefit of $11.2 million, $8.0 million and $5.3 million in 2011, 2010 and 2009, respectively	$31.8	$28.5	$29.8
The fair value of stock option awards granted was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31,:

	2011	2010	2009
Risk-free interest rate	2.6%	2.9%	2.2%
Dividend yield	1.3%	1.4%	5.2%
Expected volatility	39%	38%	35%
Expected life (in years)	6.4	6.7	6.8

The Company considered the retirement and forfeiture provisions of the options and utilized its historical experience to estimate the expected life of the options and volatility.

The following table summarizes the changes in the number of shares of common stock under option for the following periods (shares and aggregate intrinsic value in millions):

	Shares	Weighted-Average Exercise Price	Exercisable at End of Year	Weighted-Average Exercise Price	Weighted-Average Fair Value of Options Granted During the Year	Aggregate Intrinsic Value
Outstanding at December 31, 2008	16.4	$26	6.6	$27		$—
Granted	3.2	8			$2
Forfeited / expired	(3.3)	26
Outstanding at December 31, 2009	16.3	$22	7.6	$26		$21.1
Granted	1.5	14			$5
Exercised	(0.1)	9				$0.5
Forfeited / expired	(1.4)	23
Outstanding at December 31, 2010	16.3	$22	8.9	$26		$35.4
Granted	1.0	19			$7
Forfeited / expired	(1.9)	23
Outstanding at December 31, 2011	15.4	$21	9.8	$24		$25.3
Vested and expected to vest at December 31, 2011	15.1	$21
At December 31, 2011, the aggregate intrinsic value of exercisable options was $5.4 million.
The weighted-average remaining contractual life for options outstanding and options exercisable was five years and four years, respectively, as of December 31, 2011.
The following table summarizes the changes in the number of shares of restricted stock, restricted stock units and performance-based restricted stock units for the following periods (shares in millions):

	Shares	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2008	3.2	$24
Granted	2.8	8
Vested	(0.9)	24
Forfeited	(0.5)	22
Outstanding at December 31, 2009	4.6	$15
Granted	2.2	14
Vested	(1.1)	24
Forfeited	(0.5)	13
Outstanding at December 31, 2010	5.2	$13
Granted	2.5	17
Vested	(1.2)	19
Forfeited	(0.4)	14
Outstanding at December 31, 2011	6.1	$13
Expected to vest at December 31, 2011	5.8	$13
The fair values of awards that vested were $21.5 million, $17.0 million and $8.3 million in 2011, 2010 and 2009, respectively.
During 2011, 2010 and 2009, the Company awarded 0.5 million, 0.9 million and 1.2 million performance-based restricted stock units, respectively, which entitle recipients to shares of the Company’s stock at the end of a three-year vesting period if specified market conditions are achieved (“PSUs”). The PSUs entitle recipients to shares of common stock equal to 0% up to 200% of the number of units granted at the vesting date depending on the level of achievement of the specified market and service conditions. As of December 31, 2011, 2.1 million PSUs were outstanding, and based on performance through December 31, 2011, recipients of PSUs would be entitled to 1.7 million shares at the vesting date. The PSUs are included in the preceding table as if the participants earn shares equal to 100% of the units granted.

During 2011, the Company awarded 0.7 million performance-based restricted stock units, which entitle the recipient to shares of the Company's stock if specified market and service conditions are achieved. The performance-based restricted stock units vest no earlier than two years from the date of grant and no later than seven years from the date of grant. Based on performance through December 31, 2011, the market conditions have not been achieved. The 0.7 million performance-based restricted stock units are included in the preceding table as granted during 2011 and as outstanding as of December 31, 2011.

The following table summarizes the Company's total unrecognized compensation cost related to stock-based compensation as of December 31, 2011 (in millions):

	Unrecognized Compensation Cost	Weighted-Average Period of Expense Recognition (in years)
Stock options	$9.7	2
Restricted stock units	33.3	2
Total	$43.0

FOOTNOTE 16
Income Taxes
As of December 31, 2011 and 2010, the Company had unrecognized tax benefits of $89.5 million and $96.8 million, respectively. If recognized, $79.8 million and $90.4 million as of December 31, 2011 and 2010, respectively, would affect the effective tax rate. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2011 and 2010, the Company had recorded accrued interest and penalties related to the unrecognized tax benefits of $11.0 million and $16.3 million, respectively. During 2011 and 2010, the Company recognized income tax benefits of $5.1 million and $27.4 million, respectively, due to the reduction in the reserves for interest and penalties.

The following table summarizes the changes in gross unrecognized tax benefits for the years ended December 31, (in millions):

	2011	2010
Unrecognized tax benefits balance at January 1,	$96.8	$147.9
Increase in tax positions for prior years	7.9	8.0
Decreases in tax positions for prior years	—	(41.9)
Increases in tax positions for current year	15.1	16.7
Settlements with taxing authorities	—	(31.1)
Lapse of statute of limitations	(30.3)	(2.8)
Unrecognized tax benefits balance at December 31,	$89.5	$96.8
The provision for income taxes consists of the following for the years ended December 31, (in millions):

	2011	2010	2009
Current:
Federal	$(36.7)	$(63.6)	$56.4
State	5.1	(0.5)	8.1
Foreign	57.5	76.6	62.6
Total current	25.9	12.5	127.1
Deferred	(8.0)	(6.9)	15.7
Total provision	$17.9	$5.6	$142.8

The non-U.S. component of income before income taxes was $118.2 million, $242.6 million and $169.6 million in 2011, 2010 and 2009, respectively.

A reconciliation of the U.S. statutory rate to the effective income tax rate is as follows for the years ended December 31,:

	2011	2010	2009
Statutory rate	35.0%	35.0%	35.0%
Add (deduct) effect of:
State income taxes, net of federal income tax effect	2.2	1.8	1.2
Foreign tax credit	(12.2)	(10.1)	(7.4)
Foreign rate differential	(20.3)	(0.2)	1.1
Resolution of tax contingencies, net of increases	(20.3)	(20.3)	3.1
Tax basis differential on goodwill impairment	38.0	—	—
Valuation allowance reserve increase (decrease)	0.7	(2.5)	0.9
Stock compensation	1.5	1.9	1.7
Other	(12.9)	(3.7)	(2.3)
Effective rate	11.7%	1.9%	33.3%
The Company files numerous consolidated and separate income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The statute of limitations for the Company's U.S. federal income tax returns has expired for years prior to 2008.
During 2011, the Company’s effective tax rate was impacted by $76.2 million of tax benefits associated with impairment charges recorded during the year. The Company's effective tax rate was favorably impacted by $49.0 million associated with the realization of unrecognized tax benefits, including interest and penalties, due to the expiration of various worldwide statutes of limitation. The effective tax rate for the year ended December 31, 2011 was also favorably impacted by a change in the geographical mix in earnings.
During 2010, the Company settled its 2005 and 2006 U.S. federal income tax return examinations, including all issues that were at the IRS Appeals Office, and as part of this settlement, entered into binding closing agreements relating to specific issues under examination, resulting in a reduction to the Company's unrecognized tax benefits in the amount of $63.6 million, including relevant penalties and interest. In addition, the Company's effective tax rate was favorably impacted by $8.2 million due to the reversal of certain tax reserves upon resolution of a tax examination and was adversely affected by $6.7 million due primarily to the write-off of deferred tax assets determined not to be realizable upon the vesting of equity-based compensation. The Company's Canadian income tax returns are subject to examination for years after 2004. With few exceptions, the Company is no longer subject to other income tax examinations for years before 2007.
It is reasonably possible that there could be a change in the amount of the Company's unrecognized tax benefits within the next 12 months due to activities of the IRS or other taxing authorities, including proposed assessments of additional tax, possible settlement of audit issues, or the expiration of applicable statutes of limitations. The range of the possible change in unrecognized tax benefits within the next 12 months cannot be reasonably estimated at December 31, 2011.

The components of net deferred tax assets are as follows as of December 31, (in millions):

	2011	2010
Deferred tax assets:
Accruals not currently deductible for tax purposes	$153.1	$187.2
Postretirement liabilities	65.6	69.2
Inventory reserves	5.8	—
Pension liabilities	174.7	97.2
Self-insurance liability	3.9	27.1
Foreign tax credit carryforward	120.0	139.6
Foreign net operating losses	339.4	321.5
Other	147.6	136.8
Total gross deferred tax assets	1,010.1	978.6
Less valuation allowance	(441.6)	(419.8)
Net deferred tax assets after valuation allowance	$568.5	$558.8
Deferred tax liabilities:
Accelerated depreciation	$(67.4)	$(53.8)
Amortizable intangibles	(253.3)	(283.3)
Other	(9.6)	(3.9)
Total gross deferred tax liabilities	$(330.3)	$(341.0)
Net deferred tax assets	$238.2	$217.8

Current deferred income tax assets	$130.7	$179.2
Current deferred income tax liabilities	(10.4)	—
Noncurrent deferred income tax assets	120.2	38.6
Noncurrent deferred income tax liabilities	(2.3)	—
	$238.2	$217.8
The foreign tax credit carryforwards expire from 2016 to 2021, and a majority of the foreign net operating loss carryforwards do not expire except for $110.6 million expiring from 2012 to 2025. The increase in deferred tax asset valuation allowance relates predominantly to foreign jurisdictions where the Company maintains a full valuation allowance on all deferred tax assets.
At December 31, 2011, the estimated amount of total unremitted non-U.S. subsidiary earnings is $704.4 million. Those earnings are considered to be indefinitely reinvested and, accordingly, no U.S. federal or state deferred income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to U.S. income taxes and withholding taxes payable in various non-U.S. jurisdictions, which could potentially be offset by foreign tax credits. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.
Of the Company's $2.4 billion of goodwill at December 31, 2011, approximately $878.7 million is deductible for tax purposes.

FOOTNOTE 17
Other (Income) Expense, Net
Other (income) expense, net consists of the following for the years ended December 31, (in millions):

	2011	2010	2009
Investment activities, including equity in earnings	$1.5	$(0.4)	$(0.6)
Currency transaction loss (gain)	14.7	(6.9)	2.1
Other	(2.5)	—	0.5
	$13.7	$(7.3)	$2.0

FOOTNOTE 18
Fair Value
Accounting principles generally accepted in the U.S. define fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). These valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. As the basis for evaluating such inputs, a three-tier value hierarchy prioritizes the inputs used in measuring fair value as follows:
Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2: Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3: Unobservable inputs that reflect the reporting entity's own assumptions.

Recurring Fair Value Measurements
The Company's financial assets and liabilities adjusted to fair value at least annually are its money market fund investments included in cash and cash equivalents, its mutual fund investments included in other assets, and its derivative instruments, which are primarily included in prepaid expenses and other, other assets and other accrued liabilities.
The Company determines the fair value of its mutual fund investments based on quoted market prices (Level 1).
Level 2 fair value determinations are derived from directly or indirectly observable (market-based) information. Such inputs are the basis for the fair values of the Company's money market fund investments and derivative instruments. The money market fund investments held by the Company and included in cash and cash equivalents are not publicly traded, but the fair value is determined based on the values of the underlying investments in the money market fund (Level 2). The Company generally uses derivatives for hedging purposes pursuant to the relevant authoritative guidance, and the Company's derivatives are primarily foreign currency forward contracts and interest rate swaps. The Company determines the fair value of its derivative instruments based on Level 2 inputs in the fair value hierarchy.

The following tables present the Company’s non-pension financial assets and liabilities which are measured at fair value on a recurring basis (in millions):

Description	Fair Value as of December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market fund investments (1)	$—	$—	$—	$—
Investment securities, including mutual funds (2)	17.7	7.3	10.4	—
Interest rate swaps	35.8	—	35.8	—
Foreign currency derivatives	2.4	—	2.4	—
Total	$55.9	$7.3	$48.6	$—

Description	Fair Value as of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market fund investments (1)	$10.5	$—	$10.5	$—
Investment securities, including mutual funds (2)	22.7	7.4	15.3	—
Interest rate swaps	42.3	—	42.3	—
Foreign currency derivatives	2.6	—	2.6	—
Total	$78.1	$7.4	$70.7	$—
Liabilities
Foreign currency derivatives	$2.0	$—	$2.0	$—
Total	$2.0	$—	$2.0	$—

(1)
Investments in money market funds are classified as cash equivalents due to their short-term nature and the ability for them to be readily converted into cash. Investments in money market funds are valued at the net asset value per share or unit multiplied by the number of shares or units held as of the measurement date and, accordingly, have been classified as Level 2 investments.

(2)
The values of investment securities, including mutual funds, are classified as cash and cash equivalents ($5.1 million and $7.4 million as of December 31, 2011 and 2010, respectively) and other assets ($12.6 million and $15.3 million as of December 31, 2011 and 2010, respectively). For mutual funds that are publicly traded, fair value is determined on the basis of quoted market prices and, accordingly, these investments have been classified as Level 1. Other investment securities are valued at the net asset value per share or unit multiplied by the number of shares or units held as of the measurement date and have been classified as Level 2.

Nonrecurring Fair Value Measurements

The Company’s nonfinancial assets which are measured at fair value on a nonrecurring basis include property, plant and equipment, goodwill, intangible assets and certain other assets.

During 2011, in conjunction with the Company's annual impairment tests of goodwill and indefinite-lived intangible assets, the Company recognized non-cash impairment charges of $382.6 million, primarily related to goodwill impairment in the Baby & Parenting and Hardware global business units. In making the assessment of goodwill impairment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, transactions, and marketplace data. Accordingly, these fair value measurements fall in Level 3 of the fair value hierarchy. The factors used by management in the impairment analysis are inherently subject to uncertainty. While the Company believes it has made reasonable estimates and assumptions to determine the fair value of its reporting units, if actual results are not consistent with management's estimates and assumptions, goodwill and other intangible assets may be overstated and could potentially trigger additional impairment charges.

During 2011, impairments associated with plans to dispose of certain property, plant and equipment were not material. The Company generally uses projected cash flows, discounted as necessary, to estimate the fair values of the impaired assets using key inputs such as management’s projections of cash flows on a held-and-used basis (if applicable), management’s projections of cash flows upon disposition and discount rates. Accordingly, these fair value measurements fall in Level 3 of the fair value hierarchy. These assets and certain liabilities are measured at fair value on a nonrecurring basis as part of the Company’s impairment assessments and as circumstances require.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, derivative instruments, notes payable and short- and long-term debt. The carrying values for current financial assets and liabilities, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value due to the short maturity of such instruments. The fair values of the Company’s derivative instruments are recorded in the Consolidated Balance Sheets and are disclosed in Footnote 11. The fair values of certain of the Company’s short- and long-term debt are based on quoted market prices and are as follows (in millions):

	2011		2010
	Fair Value	Book Value	Fair Value	Book Value
Medium-term notes	$1,679.7	$1,632.3	$1,650.7	$1,623.0
Preferred securities underlying the junior convertible subordinated debentures	356.0	421.2	353.8	421.2
Convertible notes	0.1	0.1	45.5	17.5

The carrying amounts of all other significant debt approximate fair value.

FOOTNOTE 19

Industry Segment Information
Effective January 1, 2012, the Company, as part of Project Renewal, implemented certain changes to its organizational structure that resulted in the consolidation of the Company's three operating groups into two and of its 13 global business units ("GBU") into nine. One of the two new operating groups is primarily consumer-facing ("Newell Consumer"), while the other is primarily commercial-facing ("Newell Professional"). Additionally, while not an operating group, the Baby & Parenting GBU is treated as a stand-alone operating segment.

Newell Consumer comprises four GBUs — Home Organization & Style (combines Rubbermaid Consumer, Décor and Beauty & Style); Writing & Creative Expression (combines Everyday Writing and Markers, Highlighters, Art & Office Organization); Fine Writing & Luxury Accessories; and Culinary Lifestyles. Newell Professional consists of four GBUs — Commercial Products; Construction Tools & Accessories (with the addition of the Hardware GBU); Labeling Technology & Integrated Solutions (formerly the Technology GBU); and Industrial Products & Services. Baby & Parenting reports directly to the Company's Chief Executive Officer.
The Company’s three operating and reportable segments are as follows:

Reportable Segments	Key Brands	Description of Primary Products
Newell Consumer	Rubbermaid®, Levolor®, Goody®, Sharpie®, Expo®, Paper Mate®, Parker®, Waterman®, Calphalon®
Indoor/outdoor organization, food storage and home storage products; window treatments; hair care accessories; writing instruments, including pens, pencils, markers and highlighters; fine writing instruments and leather goods; gourmet cookware, bakeware, cutlery and small kitchen electrics

Newell Professional	Rubbermaid® Commercial Products, Irwin®, Shur-line®, Bulldog®, Lenox®, Dymo®, Mimio®
Cleaning and refuse products, hygiene systems, material handling solutions and medical and computer carts, and wall-mounted work stations; hand tools and power tool accessories, manual paint applicators and convenience hardware; industrial bandsaw blades and cutting tools for pipes and HVAC systems; office technology solutions such as label makers and printers and interactive teaching solutions

Baby & Parenting	Graco®, Aprica®	Infant and juvenile products such as car seats, strollers, highchairs and playards

The comparative information for segment results and identifiable assets has been restated to conform to the 2012 presentation. The Company's segment and geographic results are as follows as of and for the years ended December 31, (in millions):

	2011	2010	2009
Net Sales (1)
Newell Consumer	$3,109.5	$3,033.8	$3,029.0
Newell Professional	2,074.7	1,924.2	1,750.8
Baby & Parenting	680.4	700.2	703.6
	$5,864.6	$5,658.2	$5,483.4
Operating Income (2)
Newell Consumer	$475.8	$450.7	$433.6
Newell Professional	287.6	293.7	286.0
Baby & Parenting	51.6	53.4	36.3
Impairment charges	(382.6)	—	—
Restructuring costs	(50.1)	(77.4)	(100.0)
Corporate	(125.1)	(96.9)	(80.6)
	$257.2	$623.5	$575.3

	2011	2010	2009
Depreciation & Amortization (2)
Newell Consumer	$59.0	$61.8	$66.2
Newell Professional	53.3	60.4	60.2
Baby & Parenting	9.9	11.0	13.4
Corporate	39.4	39.1	35.3
	$161.6	$172.3	$175.1

Capital Expenditures (3)
Newell Consumer	$66.6	$60.7	$55.9
Newell Professional	65.8	32.7	30.7
Baby & Parenting	9.1	8.8	5.6
Corporate	81.4	62.5	61.1
	$222.9	$164.7	$153.3

	2011	2010
Identifiable Assets
Newell Consumer	$1,363.7	$1,316.9
Newell Professional	1,126.3	1,165.1
Baby & Parenting	305.3	317.9
Corporate (4)	3,365.6	3,605.4
	$6,160.9	$6,405.3

Geographic Area Information

	2011	2010	2009
Net Sales (1) (5)
United States	$3,915.7	$3,870.3	$3,806.8
Canada	376.3	351.0	317.6
Total North America	4,292.0	4,221.3	4,124.4
Europe, Middle East and Africa	815.3	800.5	791.0
Latin America	318.6	267.0	259.5
Asia Pacific	438.7	369.4	308.5
Total International	1,572.6	1,436.9	1,359.0
	$5,864.6	$5,658.2	$5,483.4
Operating Income (Loss) (2) (7)
United States	$166.9	$471.9	$492.6
Canada	81.2	79.1	63.3
Total North America	248.1	551.0	555.9
Europe, Middle East and Africa (6)	16.6	10.0	(19.7)
Latin America	12.8	(1.3)	22.3
Asia Pacific	(20.3)	63.8	16.8
Total International	9.1	72.5	19.4
	$257.2	$623.5	$575.3

(1)
All intercompany transactions have been eliminated. Sales to Wal-Mart Stores, Inc. and subsidiaries amounted to 11.0%, 11.9% and 12.3% of consolidated net sales in 2011, 2010 and 2009, respectively, substantially across all segments.

(2)
Operating income (loss) by segment is net sales less cost of products sold and selling, general & administrative (“SG&A”) expenses. Operating income by geographic area is net sales less cost of products sold, SG&A expenses, impairment charges, and restructuring costs. Certain headquarters expenses of an operational nature are allocated to business segments and geographic areas primarily on a net sales basis. Depreciation and amortization is allocated to the segments on a percentage of sales basis, and the allocated depreciation and amortization is included in segment operating income.

(3)	Corporate capital expenditures primarily relate to the SAP implementation.

(4)	Corporate assets primarily include goodwill, capitalized software, cash and deferred tax assets.

(5)	Geographic sales information is based on the region from which the products are shipped and invoiced.

(6)
The Europe, Middle East and Africa operating income (loss) is after considering $37.4 million and $15.2 million of incremental SG&A costs associated with the European Transformation Plan for 2011 and 2010, respectively.

(7)	The following table summarizes the restructuring costs and impairment charges by region included in operating income (loss) above (in millions):

	2011	2010	2009
Restructuring Costs:
United States	$(29.3)	$(18.1)	$(32.6)
Canada	(0.1)	(7.9)	(5.7)
Total North America	(29.4)	(26.0)	(38.3)
Europe, Middle East and Africa	(19.5)	(30.4)	(36.4)
Latin America	(0.7)	(12.9)	(6.3)
Asia Pacific	(0.5)	(8.1)	(19.0)
Total International	(20.7)	(51.4)	(61.7)
	$(50.1)	$(77.4)	$(100.0)

Impairment Charges:
United States	$(266.8)	$—	$—
Canada	—	—	—
Total North America	(266.8)	—	—
Europe, Middle East and Africa	(9.2)	—	—
Latin America	—	—	—
Asia Pacific	(106.6)	—	—
Total International	(115.8)	—	—
	$(382.6)	$—	$—

The following table summarizes the net sales by product grouping for the years ended December 31, (in millions):

	2011	2010	2009
Newell Consumer (1)
Writing Instruments	$1,399.4	$1,355.6	$1,355.4
Rubbermaid Consumer	827.2	819.7	847.7
Décor	464.8	458.8	450.9
Other	418.1	399.7	375.0
	3,109.5	3,033.8	3,029.0
Newell Professional (1)
Tools, Hardware & Commercial Products	1,695.3	1,570.9	1,431.5
Office Technology	379.4	353.3	319.3
	2,074.7	1,924.2	1,750.8

Baby & Parenting(1)	680.4	700.2	703.6
	$5,864.6	$5,658.2	$5,483.4

FOOTNOTE 20
Litigation and Contingencies
The Company is involved in legal proceedings in the ordinary course of its business. These proceedings include claims for damages arising out of use of the Company’s products, allegations of infringement of intellectual property, commercial disputes and employment matters, as well as environmental matters. Some of the legal proceedings include claims for punitive as well as compensatory damages, and certain proceedings may purport to be class actions.
The Company, using current product sales data and historical trends, actuarially calculates the estimate of its exposure for product liability. The Company has product liability reserves of $39.7 million and $42.3 million as of December 31, 2011 and 2010, respectively. The Company is insured for product liability claims for amounts in excess of established deductibles and accrues for the estimated liability as described up to the limits of the deductibles. All other claims and lawsuits are handled on a case-by-case basis.
The Company is currently a party to two purported state class actions and one purported national Canadian class action. The cases include allegations that a certain model car seat sold by an affiliate of the Company did not satisfy all requisite government safety standards. The Company is vigorously defending all three actions.
In July 2007, the Company acquired all of the outstanding equity interests of PSI Systems, Inc. (“Endicia”), provider of DYMO|Endicia Internet Postage. Endicia was party to a lawsuit against it alleging patent infringement which was filed on November 22, 2006 in the U.S. District Court for the Central District of California. In this case, Stamps.com sought unspecified damages, attorneys’ fees and injunctive relief in order to prevent Endicia from continuing to engage in activities that are alleged to infringe on Stamps.com’s patents. In 2010, the Court entered judgment in favor of the Company terminating the action on summary judgment, and on June 15, 2011, the U.S. Court of Appeals for the Federal Circuit affirmed that judgment. Stamps.com’s petition for a rehearing before the Federal Circuit panel was denied, and Stamps.com has no further right of appeal. A separate case, in which Endicia and Stamps.com each claim infringement of different patents, remains pending in the same trial court as the first proceeding and is scheduled to commence trial in March 2012. There can be no assurance the Company will be successful in defending itself in this matter.
The City of Sao Paulo’s Green and Environmental Office (the “Sao Paulo G&E Office”) is seeking fines of up to approximately $4.0 million related to alleged improper storage of hazardous materials at the Company’s tool manufacturing facility located in Sao Paulo, Brazil. The Company has obtained a stay of enforcement of a notice of fine due October 1, 2009 issued by the Sao Paulo G&E Office. The Company plans to continue to contest the fines.
The Company (through two of its affiliates) has been involved in litigation originally filed in June 2008 in the U.S. District Court for the Western District of North Carolina with Worthington Industries, Inc. (“Worthington”) over breach of a supply contract and price increases levied by Worthington after having wrongfully terminated the contract prior to its expiration. In February 2010, a jury determined that Worthington: (a) breached the supply agreement; (b) illegally traded upon the goodwill of the Company; and (c) committed deceptive trade practices in violation of relevant laws. The jury awarded damages of $13.0 million to the Company, and the Company was subsequently awarded an additional $2.8 million in pre-judgment interest and attorneys’ fees. In conjunction with the sale of the Company’s hand torch and solder business to Worthington, the parties agreed to settle all claims. See Footnote 2 for further details.
As of December 31, 2011, the Company was involved in various matters concerning federal and state environmental laws and regulations, including matters in which the Company has been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as a potentially responsible party (“PRP”) at contaminated sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and equivalent state laws.
In assessing its environmental response costs, the Company has considered several factors, including the extent of the Company’s volumetric contribution at each site relative to that of other PRPs; the kind of waste; the terms of existing cost sharing and other applicable agreements; the financial ability of other PRPs to share in the payment of requisite costs; the Company’s prior experience with similar sites; environmental studies and cost estimates available to the Company; the effects of inflation on cost estimates; and the extent to which the Company’s, and other parties’, status as PRPs is disputed.
The Company’s estimate of environmental response costs associated with these matters as of December 31, 2011 ranged between $21.6 million and $25.6 million. As of December 31, 2011, the Company had a reserve of $21.9 million for such environmental remediation and response costs in the aggregate, which is included in other accrued liabilities and other noncurrent liabilities in the Consolidated Balance Sheet. No insurance recovery was taken into account in determining the Company’s cost estimates or reserve, nor do the Company’s cost estimates or reserves reflect any discounting for present value purposes, except with respect to certain long-term operations and maintenance CERCLA matters, which are estimated at their present value of $18.7 million by applying a 5% discount rate to undiscounted obligations of $26.7 million.
Because of the uncertainties associated with environmental investigations and response activities, the possibility that the Company could be identified as a PRP at sites identified in the future that require the incurrence of environmental response costs and the possibility that sites acquired in business combinations may require environmental response costs, actual costs to be incurred by the Company may vary from the Company’s estimates.
Although management of the Company cannot predict the ultimate outcome of these proceedings with certainty, it believes that the ultimate resolution of the Company’s proceedings, including any amounts it may be required to pay in excess of amounts reserved, will not have a material effect on the Company’s consolidated financial statements.
In the normal course of business and as part of its acquisition and divestiture strategy, the Company may provide certain representations and indemnifications related to legal, environmental, product liability, tax or other types of issues. Based on the nature of these representations and indemnifications, it is not possible to predict the maximum potential payments under all of these agreements due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements did not have a material effect on the Company’s business, financial condition or results of operations.

As of December 31, 2011, the Company had $46.5 million in standby letters of credit primarily related to the Company's self-insurance programs, including workers' compensation, product liability and medical.

FOOTNOTE 21
Subsequent Events
Effective January 1, 2012, the Company, as part of Project Renewal, implemented certain changes to its organizational structure that resulted in the consolidation of the Company's three operating groups into two and of its 13 global business units into nine. One of the two new operating groups is primarily consumer-facing ("Newell Consumer"), while the other is primarily commercial-

facing ("Newell Professional"). In addition, the Baby & Parenting GBU operates as a stand-alone operating segment and is reported separately.